EXHIBIT 10.1
Execution Version
CONFIDENTIAL

PURCHASE AND SALE AGREEMENT
by and between
AVANT ROYALTIES, LP, AVANT ROYALTIES II, LP, and AVANT ROYALTIES II SIDECAR FUND, LP, collectively, as Seller,
and
BRIGHAM MINERALS, LLC
as Buyer

Dated as of August 22, 2022

TABLE OF CONTENTS

Page

ARTICLE 1 DEFINITIONS AND RULES OF CONSTRUCTION	1
1.1 Definitions	1
1.2 Rules of Construction	14
ARTICLE 2 PURCHASE AND SALE; CLOSING	14
2.1 Purchase and Sale of Assets	14
2.2 Consideration	14
2.3 Adjustments	14
2.4 Deposit	15
2.5 Closing Payment	15
2.6 Closing Statement	15
2.7 Closing	16
2.8 Closing Obligations	16
2.9 Post-Closing Adjustment	17
2.10 Purchase Price Allocation	18
2.11 Allocation of Entitlements	18
2.12 Withholding.	19
2.13 Like-Kind Exchange.	19
ARTICLE 3 REPRESENTATIONS AND WARRANTIES RELATING TO SELLER	19
3.1 Organization of Certain Seller	19
3.2 Authorization; Enforceability	20
3.3 No Conflicts.	20
3.4 Litigation.	20
3.5 Taxes	20
3.6 Compliance with Laws.	21
3.7 Contracts	21
3.8 Consents; Preferential Purchase Rights	21
3.9 Governmental Authorizations	21
3.10 Liability for Brokers’ Fees	21
3.11 Bankruptcy.	21
3.12 Liens.	21
3.13 No Cost-Bearing Interest.	21
3.14 Hedging Transactions.	22
3.15 Check Stubs.	22
3.16 Suspense Funds.	22
3.17 No Alienation.	22
3.18 Limitations	22
ARTICLE 4 REPRESENTATIONS AND WARRANTIES RELATING TO BUYER	23
4.1 Organization of Buyer	23
4.2 Authorization; Enforceability	23
4.3 No Conflict; Consents	23
4.4 Litigation	24
4.5 Brokers’ Fees	24
i

4.6 Financial Ability	24
4.7 Securities Law Compliance	24
4.8 Buyer’s Independent Investigation	24
ARTICLE 5 COVENANTS	25
5.1 Conduct of Business	25
5.2 Access to Records	25
5.3 Third Party Approvals	26
5.4 Records	26
5.5 Further Assurances	26
5.6 Fees and Expenses	26
ARTICLE 6 TAX MATTERS	26
6.1 Responsibility for Filing Tax Returns and Paying Taxes	26
6.2 Property Taxes; Transfer Taxes	27
6.3 Cooperation	27
6.4 Post-Closing Covenants	27
6.5 Refunds	28
ARTICLE 7 CONDITIONS TO CLOSING	28
7.1 Conditions to Obligations of Buyer to Closing	28
7.2 Conditions to Obligations of Seller to Closing	28
ARTICLE 8 TITLE MATTERS	29
8.1 Examination Period	29
8.2 Notices	29
8.3 Exclusion Right	30
8.4 Cure	30
8.5 Resolution of Disputed Title Defects	31
8.6 Title Defect Amounts; Limitations on Title Defect Amounts and Title Benefit Amounts	32
8.7 Title Benefits	33
8.8 Acceptance of Title Condition.	33
8.9 Sole and Exclusive Remedy	33
ARTICLE 9 TERMINATION	34
9.1 Termination	34
9.2 Effect of Termination	35
ARTICLE 10 ASSUMPTION; INDEMNIFICATION; SURVIVAL	36
10.1 Assumption by Buyer	36
10.2 Seller’s Indemnification	36
10.3 Buyer’s Indemnification	36
10.4 Limitations on Indemnity Obligations	37
10.5 Extent of Indemnification	38
10.6 Survival	38
10.7 Exclusive Remedy	38
10.8 Additional Limitations	39
10.9 Indemnification Procedure	39
ARTICLE 11 OTHER PROVISIONS	40
11.1 Notices	40

11.2 Assignment	41
11.3 Counterparts	41
11.4 Entire Agreement	41
11.5 Disclosure Schedules	41
11.6 Amendments	42
11.7 Publicity	42
11.8 Severability	43
11.9 Specific Performance	43
11.10 Governing Law; Jurisdiction; Venue; Jury Waiver; Binding Arbitration.	43
11.11 Limitation on Damages	44
11.12 No Recourse	44

Exhibits & Schedules
Exhibits:
Exhibit A    Fee Properties
Exhibit B    ORRIs; ORRI Tracts
Exhibit C    NPRI Properties
Exhibit D    Wells
Exhibit E    Form of Assignment and Deed
Exhibit F    Excluded Assets

Disclosure Schedules:

Schedule 1.1(a)        Knowledge Persons
Schedule 1.1(b)        Permitted Encumbrances
Schedule 2.10(a)    Allocated Values
Schedule 2.10(b)    Allocation Methodology
Schedule 3.3        Conflicts
Schedule 3.4        Litigation
Schedule 3.5        Taxes
Schedule 3.6        Compliance with Law
Schedule 3.7        Contracts
Schedule 3.8        Consents; Preferential Purchase Rights
Schedule 3.16        Suspense Wells
Schedule 3.17        Prior Conveyances

PURCHASE AND SALE AGREEMENT
This PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of August 22, 2022 (the “Execution Date”), is by and between AVANT ROYALTIES, LP, AVANT ROYALTIES II, LP, and AVANT ROYALTIES II SIDECAR FUND, LP, all Delaware limited partnerships (collectively, “Seller”), and BRIGHAM MINERALS, LLC, a Delaware limited liability company (“Buyer”). Seller and Buyer are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase, the Conveyed Assets (as defined below), on and subject to the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE 1
DEFINITIONS AND RULES OF CONSTRUCTION
1.1    Definitions. As used herein, the following terms shall have the following meanings:
“Adjustment Amount” has the meaning set forth in Section 2.3.
“Affiliate” means with respect to a Person, any Person directly or indirectly controlled by, controlling, or under common control with, such Person, including any subsidiary of such Person and any “affiliate” of such Person within the meaning of Reg. §240.12b-2 of the Securities Exchange Act of 1934, as amended. As used in this definition, “control” means possession, directly or indirectly, of the power to direct or cause the direction of management, policies, or action through ownership of voting securities, contract, voting trust, or membership in management or in the group appointing or electing management or otherwise through formal or informal arrangements or business relationships. The terms “controlled by,” “controlling,” and other derivatives shall be construed accordingly.
“Agreement” has the meaning set forth in the preamble of this Agreement.
“Allocated Value” has the meaning set forth in Section 2.10(a).
“Allocation Methodology” has the meaning set forth in Section 2.10(b).
“Allocation Statement” has the meaning set forth in Section 2.10(b).
“Applicable Contracts” has the meaning set forth in the definition of “Conveyed Assets.”
“Arbitration Commencement Date” has the meaning set forth in Section 11.10(b).
“Assignment and Deed” means the Assignment, Deed and Bill of Sale from Seller to Buyer, substantially in the form attached hereto as Exhibit E, with respect to the Conveyed Assets.
“Assumed Obligations” has the meaning set forth in Section 10.1.
“Base Purchase Price” has the meaning set forth in Section 2.2.
“Business Day” means any day that is not a Saturday, Sunday or legal holiday in the States of Texas and New York and that is not otherwise a federal holiday in the United States.
“Buyer” has the meaning set forth in the preamble of this Agreement.

“Buyer Entitlements” has the meaning set forth in Section 2.11.
“Buyer Indemnified Parties” has the meaning set forth in Section 10.2.
“Buyer Material Breach” has the meaning set forth in Section 9.1(c).
“Claim” has the meaning set forth in Section 10.9(b).
“Claim Notice” has the meaning set forth in Section 10.9(b).
“Closing” has the meaning set forth in Section 2.7.
“Closing Date” has the meaning set forth in Section 2.7.
“Closing Payment” has the meaning set forth in Section 2.5.
“Closing Statement” has the meaning set forth in Section 2.6.
“Closing Statement Accountant” is defined in Section 2.9(b).
“Code” means the Internal Revenue Code of 1986, as amended.
“Confidentiality Agreement” means that certain confidentiality agreement dated effective June 13, 2022 by and between Buyer and Seller.
“Contract” means any currently existing contract, agreement or any other legally binding arrangement, but excluding, however, any Title Source Instrument.
“Contracting Parties” has the meaning set forth in Section 11.12.
“Conveyed Assets” means all of Seller’s right, title and interest in, to, and under the following, without duplication, except, in each case, to the extent constituting Excluded Assets:
(a)all fee mineral interests in, on, under and produced and saved or sold from the tracts of land described on Exhibit A, together with all associated (i) executive rights, including the right to execute leases, (ii) rights to receive all royalties (including lessor royalties), production payments, bonuses (except for the Fortress Lease Bonus), rentals, shut-in royalties, and all other profits or income attributable to the foregoing, to the extent such profits and income are attributable to periods from and after the Effective Time, and (iii) rights of reversion and any and all other rights relating to the ownership thereof, including rights to produce and to the use and occupation of the surface for the exploration and production of Hydrocarbons derived from such mineral or fee mineral interests (collectively, and to the extent not included in the ORRIs and NPRI Properties, the “Fee Properties”);
(b)all overriding royalty interests burdening Hydrocarbons produced and saved from the tracts of land described on Exhibit B, together with any and all associated rights, to the extent applicable, to receive profits or income attributable to the ownership thereof, to the extent such proceeds or income are attributable to periods from and after the Effective Time (the “ORRIs” and each, an “ORRI”);
(c)all non-participating royalty interests burdening Hydrocarbons produced and saved or sold from the tracts of land described on Exhibit C, together with all associated rights to receive all royalties (including lessor royalties), production payments and all other profits or income attributable to the foregoing, to the extent such profits or income are attributable to periods from and after the Effective Time (the “NPRI Properties”);
(d)without limitation of subsections (a), (b) and (c) of this definition of “Conveyed Assets,” (i) all pooled, communitized, or unitized acreage which includes all or part of any Fee Properties,

ORRIs and/or NPRI Properties or any oil and gas or Hydrocarbon lease to which the Fee Properties, ORRIs and/or NPRI Properties are bound (the “Leases”), in each case limited (A) to periods from and after the Effective Time and (B) to the extent attributable to any Fee Properties, ORRIs and/or NPRI Properties, and (ii) all tenements, hereditaments, and appurtenances belonging thereto (the “Units” such Units together with the Fee Properties, ORRIs and/or NPRI Properties, being collectively referred to hereinafter as the “Properties” or individually as a “Property”);
(e)all trade credits, accounts receivables, note receivables, take-or-pay amounts receivable, other receivables, proceeds, revenues, or other benefits and all accounts, instruments and general intangibles (as such terms are defined under applicable Law) (i) attributable to or derived from the ownership of the Properties, including all rights to receive Hydrocarbons underlying, produced from or attributable to the Properties, in each case, to the extent attributable to periods from and after the Effective Time or (ii) otherwise attributable to the Assumed Obligations;
(f)to the extent assignable (with consent, if applicable, but without the payment of any fee unless Buyer agrees in writing to pay such fee), all Contracts insofar as and only to the extent relating to the Properties (the “Applicable Contracts”) and all Title Source Instruments;
(g)all Incidental Rights;
(h)to the extent transferable, the Records; provided, however, that Seller may retain copies of such Records; and
(i)all claims and causes of action of Seller or its Affiliates (including claims for adjustments, loss carry-forwards, or refunds), and rights thereto, with respect to any Property Taxes allocable to Buyer pursuant to Section 6.2.
“Defect Claim Date” has the meaning set forth in Section 8.2.
“Defect Escrow Account” means the interest-bearing escrow account established pursuant to the Escrow Agreement to hold certain Title Defect Amounts in accordance with Article 8 relating to certain asserted Title Defects (if applicable).
“Defensible Title” means title of Seller to the Properties which, as of the Execution Date and the Closing Date, subject to the Permitted Encumbrances:
(a)    with respect to the Fee Properties set forth on Exhibit A, entitles Seller (and Buyer as successor-in-interest to Seller) to not less than the number of Net Royalty Acres for each Fee Property (as to the depths indicated in Exhibit A) as set forth in Exhibit A for such Fee Property;
(b)    with respect to the ORRIs set forth on Exhibit B entitles Seller (and Buyer as successor-in-interest to Seller) to not less than the number of Net Royalty Acres for each ORRI Tract listed on Exhibit B (as to the depths indicated in Exhibit B) as set forth in Exhibit B for such ORRI Tract;
(c)    with respect to the NPRI Properties set forth on Exhibit C entitles Seller (and Buyer as successor-in-interest to Seller) to not less than the number of Net Royalty Acres for each NPRI Property (as to the depths indicated in Exhibit C) as set forth in Exhibit C for such NPRI Property; and
(d)    is free and clear of all Liens.
“Disclosure Schedules” means the schedules attached hereto, each a “Disclosure Schedule.”
“Dollars” and “$” mean the lawful currency of the United States.
“Due Diligence Information” has the meaning set forth in Section 4.8(c).

“Effective Time” means 12:00 a.m. local time at the location of the Conveyed Assets on July 1, 2022.
“Escrow Account” has the meaning set forth in Section 2.4.
“Escrow Agent” has the meaning set forth in Section 2.4.
“Escrow Agreement” has the meaning set forth in Section 2.4.
“Estimated Adjustment Amount” has the meaning set forth in Section 2.6.
“Exchange” has the meaning set forth in Section 2.13.
“Excluded Assets” means, without duplication:
(a) except to the extent pertaining to an Assumed Obligation, all trade credits, accounts receivables, note receivables, take-or-pay amounts receivable, other receivables, proceeds, revenues, or other benefits and all accounts, instruments and general intangibles (as such terms are defined under applicable Law) attributable to the Conveyed Assets with respect to any period of time prior to the Effective Time;
(b) all claims and causes of action of Seller or its Affiliates (including claims for adjustments, loss carry-forwards or refunds), and rights thereto, with respect to (i) any Property Taxes for which Seller is responsible under Section 6.2, (ii) any other Taxes attributable to the Excluded Assets, (iii) any Taxes (other than Property Taxes) imposed on Seller or any of its Affiliates, or (iv) the period prior to the Effective Time;
(c) all fees, rentals, proceeds, payments, income, revenues, rights and economic benefits of every kind and character (and all security or other deposits made with respect thereto) attributable to (i) the ownership of the Conveyed Assets for any period prior to the Effective Time, or (ii) any Excluded Assets;
(d) all Hydrocarbons produced from or attributable to the Wells prior to the Effective Time;
(e) all Excluded Records;
(f) all rights and interests of Seller or its Affiliates (i) under any policy or agreement of insurance or indemnity (including any rights, claims or causes of action of Seller or its Affiliates against Third Parties under any indemnity or hold harmless agreements) and any indemnities received in connection with Seller’s or its Affiliates’ prior acquisition of any of the Conveyed Assets, but in each case, only to the extent that such rights or interests relate to any matter for which Seller retains responsibility or liability under this Agreement (including the Specified Liabilities), (ii) under any bond, letter of credit or guarantee, or (iii) relating to existing claims and causes of action that may be asserted against a Third Party, but in each case, only to the extent that such rights or interests relate to any matter for which Seller retains responsibility or liability under this Agreement (including the Specified Liabilities);
(g) all exchange traded futures contracts and over-the-counter derivative Contracts of Seller or its Affiliates as to which Seller or its applicable Affiliate has an open position as of the Effective Time;
(h) all audit rights (including rights to receive costs and revenues in connection therewith, in each case to the extent Seller is responsible for such costs under this Agreement) with respect to the Conveyed Assets for any period prior to the Effective Time or to any of the Excluded Assets;

(i) records relating to the offer, negotiation or consummation of the sale of the Conveyed Assets;
(j) all (i) corporate, partnership, financial, and Income Tax records that relate to any of Seller or its Affiliates’ businesses and (ii) non-Income Tax records that are not related to the Conveyed Assets;
(k) all of Seller’s or its Affiliates’ proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other similar intellectual property;
(l) all of Seller’s and its Affiliates’ leasehold estates (in its capacity as lessee thereunder) and working interests, including any such leasehold estates or working interests in and to any of the Underlying Properties, but excluding the ORRIs;
(m) all surface fee interests;
(n) any Contract to which Seller is a party evidencing indebtedness for borrowed money;
(o) the assets and properties described in Exhibit F; and
(p) the Fortress Lease Bonus.
“Excluded Records” has the meaning set forth in the definition of “Records.”
“Execution Date” has the meaning set forth in the preamble of this Agreement.
“Fee Properties” has the meaning set forth in the definition of “Conveyed Assets.”
“Final Amount” has the meaning set forth in Section 2.9(b).
“Final Closing Statement” has the meaning set forth in Section 2.9(b).
“Final Settlement Date” has the meaning set forth in Section 2.9(a).
“Fortress Lease” means that certain Oil, Gas and Mineral Lease dated June 30, 2022, by and between Avant Royalties II Sidecar Fund, LP, as lessor, and Fortress Energy Delaware, LLC, as lessee, covering the SW/4 of Section 40, Block 37 Township 1 North, T&P Ry. Co. Survey and 239.95 acres, more or less, being all of that certain 294.75 acres, more or less, out of the South One-Half (S/2) of Section 34, Block 36, T2N, T&P Ry. Co. Survey, SAVE & EXCEPT from said 294.75 acres, 54.8 acres, more or less, being the acreage designated to the proration unit of the Endeavor Resources, LP Callaway ‘34’ #3 well (API #42-317-35045).
“Fortress Lease Bonus” means any bonuses received by Avant Royalties II Sidecar Fund, LP for executing the Fortress Lease.
“Fundamental Representations” means (a) with respect to Seller, the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3, and Section 3.10; and (b) with respect to Buyer, the representations and warranties set forth in Section 4.1, Section 4.2, Section 4.3, Section 4.5, and Section 4.7.
“GAAP” means generally accepted accounting principles of the United States, as consistently applied.
“Governmental Authority” means any federal, state, municipal, local or similar governmental authority, regulatory or administrative agency, court or arbitral body.

“Hydrocarbons” means oil, gas, condensate or any other gaseous and liquid hydrocarbons or any combination or constituents thereof, including sulphur and other constituents extracted therefrom.
“Incidental Rights” means:
(a) all rights, claims, indemnities, warranties, guaranties, and causes of action (including insurance claims, whether or not asserted, under policies of insurance or claims to the proceeds of insurance) only to the extent (i) arising from the ownership or operation of the Conveyed Assets from and after the Effective Time or (ii) otherwise pertaining to the Assumed Obligations, including, if applicable, any such rights that may be asserted against a Third Party, whether or not such claim accrued during the period prior to or after the Effective Time (and where necessary to give effect to the assignment to Buyer of the foregoing, and only to the extent the same may be assigned under applicable Law, the Conveyed Assets include a right of subrogation to such rights claims and interests); and
(b) to the extent arising from any right, claim or other interest under the preceding clause (a), or from income or proceeds that belong to Buyer under subsection (e) of the definition of “Conveyed Assets”, all trade credits, account receivables, note receivables, take-or-pay amounts receivable, and other receivables, and all other accounts, instruments and general intangibles; but in all cases of clauses (a) and (b), excluding the items set forth in of clauses (a) and (b) to the extent they (A) relate to any matter for which Seller retains responsibility or liability under this Agreement (including the Excluded Assets and Specified Liabilities), or (B) by their terms, offset or cover (1) Specified Liabilities or (2) any other Losses for which Buyer is entitled to be indemnified by Seller under this Agreement, but, in the case of the items in this subpart (2), only to the extent and for the period of time that Buyer is so entitled to be indemnified for such Losses.
“Income Taxes” means:
(a) Taxes based upon, measured by, or calculated with respect to gross or net income or receipts, profits, capital, or similar measures (including any capital gains, alternate minimum and net worth Taxes);
(b) Taxes based upon, measured by, or calculated with respect to multiple bases, including corporate, franchise, business and occupation, business license, or similar Taxes, if gross or net income or receipts, profits, capital, or a similar measure is one of the bases on which such Tax is based, measured, or calculated; or
(c) withholding Taxes measured with reference to or as a substitute for any Tax included in clause (a) or (b) above.
“Indemnified Party” means a Buyer Indemnified Party or Seller Indemnified Party, as applicable, that has suffered or incurred any Loss and seeks indemnification under Article 10.
“Indemnity Deductible” has the meaning set forth in Section 10.4(a).
“Individual Claim Threshold” has the meaning set forth in Section 10.4(a).
“Interest Reduction” has the meaning set forth in the definition of “Permitted Encumbrances.”
“IRS” means the Internal Revenue Service of the United States.
“Knowledge” means, as to Seller, the actual knowledge of the individuals listed on Schedule 1.1(a) as of the date of this Agreement, after reasonable inquiry of such individual’s direct reports.
“Law” means any applicable statute, writ, law, rule, regulation, ordinance, Order, judgment, injunction, determination or decree of a Governmental Authority.

“Leased Fee Properties” means each the Fee Properties identified on Exhibit A as currently being subject to an oil, gas and/or other Hydrocarbon lease (each, a “Leased Fee Property”).
“Leased NPRI Properties” means the NPRI Properties identified on Exhibit C as currently being subject to an oil, gas and/or other Hydrocarbon lease (each, a “Leased NPRI Property”).
“Leases” has the meaning set forth in the definition of “Conveyed Assets.”
“Liens” means liens, pledges, options, mortgages, deeds of trust, security interests, financing statements, fixture filings, charges, or similar obligations.
“Loss” or “Losses” means any loss, damage, notice of violation, investigation or action by any Governmental Authority, payment, deficiency, injury, harm, detriment, decline or diminution in value, liability, exposure, claim, demand, Proceeding, settlement, judgment, award, fine, penalty, fee, Tax, charge, cost or expense (including costs of attempting to avoid or in opposing the imposition thereof, interest, penalties, costs of preparation and investigation, and the fees, disbursements and reasonable expenses of attorneys, accountants and other professional advisors).
“Material Adverse Effect” means any circumstance, inaccuracy, change, event, result, occurrence, condition, fact or effect that has had or would be reasonably likely to have, individually or in the aggregate with any other circumstance, inaccuracy, change, event, result, occurrence, condition, fact or effect, a material and adverse effect on the ownership or financial condition of the Conveyed Assets, taken as a whole, or a material adverse effect on the ability of Seller to consummate the transactions contemplated by this Agreement and perform its obligations hereunder, but shall exclude any circumstance, inaccuracy, change, event, result, occurrence, condition, fact or effect resulting or arising from:
(a) any change in general conditions in the industries or markets in which Seller operates;
(b) seasonal reductions in revenues and/or earnings of Seller in the ordinary course of its business;
(c) any adverse change, event or effect on the global, national or regional energy industry as a whole, including any such change to energy prices or the value of oil and gas assets and properties or other commodities, goods or services, or the availability or costs of hedges;
(d) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack;
(e) changes in GAAP or the interpretation thereof;
(f) the entry into or announcement of this Agreement, actions taken pursuant to the express requirements under this Agreement or the consummation of the transactions contemplated hereby;
(g) any set of facts, occurrences or conditions specified in reasonable detail in the Disclosure Schedules or exhibits to this Agreement as of the Execution Date;
(h) any failure to meet internal or Third Party projections or forecasts or revenue or earnings or reserve predictions, including as a result of the failure of any Third Party operator or Third Party working interest owner to develop all or a portion of any Underlying Property or any other action taken or failed to be taken by a Third Party operator or Third Party owner of working interests with respect to an Underlying Property;
(i) changes or developments in financial or securities markets or the economy in general;
(j) the outbreak or continuation of any disease or epidemic (including COVID-19);

(k) natural declines in well performance or reclassification or recalculation of reserves in the ordinary course of business consistent with ordinary, prudent and customary practices in the oil and natural gas exploration and production industry;
(l) acts or failures to act of any Governmental Authorities and changes in Law or the interpretation thereof from and after the Execution Date;
(m) effects of weather, meteorological events, natural disasters or other acts of God; or
(n) any action or omission of Seller taken in accordance with the express requirements under the terms of this Agreement or with the prior written consent of Buyer.
“Material Contracts” means all Contracts to which Seller or its Affiliate is a Party (including as a successor-in-interest to a named party) that are material to the ownership of the Conveyed Assets, including, without limitation, such Contracts (if any) that are:
(a) for the purchase, sale or exchange of Hydrocarbons;
(b) for the gathering, treatment, processing, handling, storage or transportation of Hydrocarbons;
(c) area of mutual interest agreements or similar agreements providing for the earning of (or right to earn), any interest in any of the Properties;
(d) partnership agreements, joint venture agreements or similar agreements (but excluding, for the avoidance of doubt, the Organizational Documents of Seller);
(e) restricting in any material respect the owner of the Conveyed Assets from freely engaging in any business or competing anywhere; or
(f) between Seller and an Affiliate thereof that will be binding on the Conveyed Assets after Closing.
“Net Mineral Acre” means:
(a)    with respect to each Fee Property, (i) the number of gross acres of land covered or burdened by such Fee Property, multiplied by (ii) Seller’s undivided interest (expressed as a percentage) in the lands covered by such Fee Property (or portion thereof); provided, however, if item (ii) varies as to different areas of the lands covered by such Fee Property or the depths covered by such Fee Property, a separate calculation shall be performed with respect to each such area or depth;
(b)    with respect to each ORRI and determined separately for each tract of land burdened by such ORRI (each, an “ORRI Tract”), (i) the number of gross acres of land in such ORRI Tract, multiplied by (ii) the applicable oil and gas lessor’s undivided percentage interest ownership in the mineral estate of such ORRI Tract, multiplied by (iii) the aggregate undivided working interest owned by the oil and gas lessee of the leasehold estate burdened by the ORRI for such ORRI Tract; provided, however, if item (ii) varies as to different areas of the lands or the depths within an ORRI Tract, a separate calculation shall be performed with respect to each such area or depth; and
(c)    with respect to an NPRI Property, (i) the number of gross acres of land covered by such NPRI Property, multiplied by (ii) the applicable royalty grantor’s undivided percentage interest ownership in the mineral estate of such NPRI Property; provided, however, if item (ii) varies as to different areas of the lands covered by such NPRI Property or the depths covered by such NPRI Property, a separate calculation shall be performed with respect to each such area or depth.
“Net Royalty Acre” means:

(a)    with respect to each Leased Fee Property identified on Exhibit A (i) the number of Net Mineral Acres covered by such Leased Fee Property, multiplied by (ii) a decimal interest equal to (A) the lessor’s royalty provided for in the applicable Lease less (B) any other burdens directly burdening the Leased Fee Property, which are held by Persons other than Seller, further multiplied by (iii) eight (8);
(b)    with respect to each Unleased Fee Property identified on Exhibit A, (i) the number of Net Mineral Acres covered by such Unleased Fee Property multiplied by (ii) a decimal interest equal to (A) an imputed lessor’s royalty of twenty-five percent (25%) less (B) any other burdens directly burdening that Unleased Fee Property, which are held by Persons other than Seller, further multiplied by (iii) eight (8).
(c)    with respect to an ORRI, as determined separately for each ORRI Tract listed on Exhibit B, (i) the number of Net Mineral Acres for such ORRI Tract, multiplied by (ii) the applicable overriding royalty decimal for the applicable ORRI expressed on an 8/8ths basis, multiplied by (iii) eight (8); and
(d)    with respect to an NPRI Property, (i) the Net Mineral Acres covered by such NPRI Property, multiplied by (ii) the applicable non-participating royalty amount for such NPRI Property, expressed on an 8/8ths basis, multiplied by (iii) eight (8).
“Nonparty Affiliates” has the meaning set forth in Section 11.12.
“Notice of Disagreement” has the meaning set forth in Section 2.9(a).
“Notices” has the meaning set forth in Section 11.1.
“NPRI Properties” has the meaning set forth in the definition of “Conveyed Assets.”
“Order” means any order, judgment, injunction, ruling, sentence, subpoena, writ or award issued, made, entered or rendered by any court, administrative agency or other Governmental Authority or by any arbitrator.
“Organizational Documents” means any charter, certificate of incorporation, articles of association, partnership agreements, limited liability company agreements, bylaws, operating agreement or similar formation or governing documents and instruments.
“ORRI Tract” has the meaning set forth in the definition of “Net Mineral Acre.”
“ORRIs” has the meaning set forth in the definition of “Conveyed Assets.”
“Outside Date” has the meaning set forth in Section 9.1(e).
“Party” and “Parties” have the meaning set forth in the preamble of this Agreement.
“Performance Deposit” has the meaning set forth in Section 2.4.
“Permitted Encumbrances” means:
(a) lessor’s royalties, overriding royalties, production payments, carried interests and reversionary interests which do not individually, or in the aggregate, operate to reduce Seller’s Net Royalty Acres below the amount shown in Exhibit A for any Fee Property, Exhibit B for any ORRI Tract or Exhibit C for any NPRI Property, as applicable (each such instance, an “Interest Reduction”);
(b) preferential rights to purchase and required Third Party consents to assignment and similar agreements (i) with respect to which waivers or consents are obtained from the appropriate parties or required notices have been given to the holders of such rights and the appropriate time period for asserting such rights has expired without an exercise of such rights, (ii) that are not applicable to the transactions contemplated under the Agreement or (iii) as to such Third Party consents, if the failure to obtain such consent would not render the transfer of the affected Conveyed Asset void or voidable or result in the automatic termination or loss of any material rights with respect to the affected Conveyed Asset;
(c) all rights to consent by, required notices to, filings with or other actions by any Governmental Authority in connection with the sale or conveyance of oil and gas leases or interests therein or sale of production therefrom if the same are customarily obtained subsequent to such sale or conveyance;
(d) liens for Taxes or assessments not due or not delinquent or which are being contested in good faith by appropriate proceedings and which are described on Schedule 1.1(b);
(e) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations on or over any of the Underlying Properties which do not result in an Interest Reduction;
(f) the terms, conditions, restrictions, exceptions, reservations, limitations and other matters contained in the Applicable Contracts, Title Source Instruments and any oil and gas leases binding upon a Conveyed Asset, specifically including the ORRIs and the instruments reserving or creating the ORRIs and any prior conveyances of the ORRIs, in each case, that do not result in an Interest Reduction;
(g) any matter expressly waived in writing by Buyer;
(h) all Liens and other encumbrances that are released or discharged prior to Closing;
(i) conventional rights of reassignment obligating a Person to reassign its interest in any portion of the oil and gas leases burdening the Underlying Properties;
(j) defects in the chain of title arising from the failure to recite marital status, omissions of successors or heirship or the lack of probate proceedings and defects arising out of lack of corporate or other entity authorization absent affirmative evidence of a superior claim of title in favor of any Person attributable to such matter;
(k) defects arising out of a lack of evidence of corporate authorization or a scrivener’s error absent affirmative evidence of a superior claim of title in favor of any Person attributable to such matter;
(l) defects or irregularities arising out of the lack of recorded powers of attorney from any Person to execute and deliver documents on their behalf absent affirmative evidence of a superior claim of title in favor of any Person attributable to such matter;
(m) defects based solely on lack of information in Seller’s files;
(n) defects resulting from lack of survey (unless a survey is required by Law) or failure to record releases of Liens, production payments or mortgages that have expired by their own terms more than ten (10) years ago or the enforcement of which are barred by applicable statutes of limitation; in each case, unless Buyer provides affirmative evidence that such defects or irregularities result in another Person’s superior claim of title;
(o) all rights reserved to or vested in any Governmental Authority to control or regulate the Conveyed Assets in any manner so long as such rights do not result in an Interest Reduction;
(p) rights of a common owner of any interest currently held by Seller and such common owner as tenants in common or through common ownership to the extent that the same does not result in an Interest Reduction; and

(q) vendors, carriers, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or other like Liens arising by operation of law in the ordinary course of business or incident to the construction or improvement of any property, in each case, in respect of obligations not due or not delinquent or which are being contested in good faith by appropriate Proceedings and which are described on Schedule 1.1(b).
“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.
“Post-Effective Time Tax Period” has the meaning set forth in Section 6.2.
“Pre-Closing Tax Period” has the meaning set forth in Section 6.1(b).
“Pre-Effective Time Tax Period” has the meaning set forth in Section 6.2.
“Proceeding” means any action, suit, litigation, arbitration, lawsuit, claim, proceeding, hearing, inquiry, investigation or dispute commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or any arbitrator.
“Properties” has the meaning set forth in the definition of “Conveyed Assets.”
“Property Taxes” means ad valorem, property, excise, severance, production, sales, real estate, use, personal property and similar Taxes based upon the ownership of the Conveyed Assets, the production of Hydrocarbons therefrom or the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, (a) Income Taxes and (b) Transfer Taxes.
“Purchase Price” has the meaning set forth in Section 2.2.
“Records” means electronic copies of all records, data, files, muniments of title, reports, and similar documents and materials relating to the Conveyed Assets that are in the possession of, and maintained by, Seller, including, without limitation: land, title and division of interest files; contracts; engineering and well files; and records related to the ownership of the Conveyed Assets, in each case, other than:
(a) items that are be subject to a valid legal privilege (other than title opinions) or to disclosure restrictions (provided that Seller shall use commercially reasonable efforts to obtain a waiver of any such restrictions);
(b) items that are not transferable without payment by Seller of additional consideration (unless Buyer has agreed in writing to pay such additional consideration);
(c) financial and tax accounting records (other than non-Income Tax records related to the Conveyed Assets); and
(d) all e-mails and other electronic files on Seller’s servers and networks to the extent relating to the foregoing items described in clauses (a) through (c) above (collectively, the “Excluded Records”).
“Representatives” means a Person’s directors, officers, partners, members, managers, employees, agents or advisors (including attorneys, accountants, consultants, bankers, financial advisors and any representatives of those advisors).
“Seller” has the meaning set forth in the preamble of this Agreement.
“Seller Entitlements” has the meaning set forth in Section 2.11.

“Seller Indemnified Parties” has the meaning set forth in Section 10.3.
“Seller Material Breach” has the meaning set forth in Section 9.1(b).
“Seller Taxes” means any:
(a) Taxes (other than Property Taxes) of or imposed on Seller, any of its direct or indirect owners or any of its Affiliates, or as a result of any of the foregoing being or having been a member of any combined, unitary, affiliated, consolidated, or other group (including pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law)), or imposed on any other Person with respect to any of the foregoing as a transferee or successor, by contract or assumption or pursuant to any Law;
(b) Property Taxes allocable to Seller pursuant to Section 6.2 (taking into account such Property Taxes effectively borne by Seller as a result of the adjustments to the Purchase Price made pursuant to Section 2.3, Section 2.6, or Section 2.9, as applicable);
(c) Taxes imposed on or with respect to the acquisition, ownership or operation of the Excluded Assets; and
(d) Taxes (other than Taxes described in the foregoing clauses (a) or (b)) imposed on or with respect to the acquisition, ownership or operation of the Conveyed Assets for any taxable period (or portion thereof) ending before the Effective Time.
“Specified Liabilities” means all obligations and liabilities, known or unknown, arising from, based upon, related to or associated with the following:
(a) any fraud, gross negligence or willful misconduct by Seller, any of its Affiliates or any of their respective Representatives, in each case, to the extent related to or arising from the Conveyed Assets (including the acquisition, maintenance or ownership thereof) prior to the Closing Date;
(b) fines or penalties levied by any Governmental Authorities attributable to Seller’s ownership of the Conveyed Assets or Hydrocarbons attributable thereto with respect to all periods prior to the Closing Date;
(c) Seller Taxes; and
(d) any item or matter set forth on Schedule 3.4 of this Agreement or which is required to be set forth on Schedule 3.4 of this Agreement as of the Execution Date.
“Straddle Period” has the meaning set forth in Section 6.2.
“Target Closing Date” has the meaning set forth in Section 2.7.
“Tax Returns” means any form, report, return, election, document, estimated tax filing, declaration, claim for refund, information returns or other filing filed or required to be filed with any Governmental Authority with respect to Taxes, including any schedules, written statements or attachments thereto (to the extent filed or required to be filed with such Governmental Authority) and any amendment thereof.
“Taxes” means all (a) taxes, assessments, fees, unclaimed property and escheat obligations, and other similar charges in the nature of a tax imposed by a Governmental Authority, including all income, franchise, profits, margins, capital gains, capital stock, transfer, gross receipts, sales, use, service, occupation, production, ad valorem, real or personal property, excise, severance, windfall profits, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental, alternative minimum, add-on, value-added, estimated and withholding taxes, fees, customs, duties, levies, tariffs, imposts, obligations, assessments and charges in the nature of a tax, and including additions to tax, penalties and interest with respect to any of the foregoing, whether disputed or otherwise and (b) any liability in respect of any item described in clause (a) above, that arises by reason of a contract, assumption, transferee or successor liability, or operation of Law (including by reason of inclusion in a consolidated, combined, affiliated, unitary or other group Tax Return). Other derivatives of “Taxes,” including “Taxable,” shall be construed accordingly.
“Taxing Authority” means the IRS and any other Governmental Authority having jurisdiction over the assessment, determination, collection, or other imposition of any Taxes.
“Third Party” means any Person other than a Party or an Affiliate of a Party.
“Title Arbiter” has the meaning set forth in Section 8.5(c).
“Title Benefit” means, as applicable, that:
(a)    Seller’s Net Royalty Acres in any Fee Property are greater than shown on Exhibit A for such Fee Property;
(b)    Seller’s Net Royalty Acres in any ORRI Tract are greater than shown on Exhibit B for such ORRI Tract; or
(c)    Seller’s Net Royalty Acres in any NPRI Property are greater than shown on Exhibit C for such NPRI Property.
“Title Benefit Amount” has the meaning set forth in Section 8.7.
“Title Benefit Notice” has the meaning set forth in Section 8.7.
“Title De Minimis Amount” has the meaning set forth in Section 8.6(f).
“Title Deductible” has the meaning set forth in Section 8.6(f).
“Title Defect” has the meaning set forth in Section 8.1(b).
“Title Defect Amount” has the meaning set forth in Section 8.6.
“Title Defect Cure Period” has the meaning set forth in Section 8.4(a).
“Title Defect Notice” has the meaning set forth in Section 8.1(a).
“Title Diligence Period” has the meaning set forth in Section 8.1(a).
“Title Dispute Notice” has the meaning set forth in Section 8.5(a).
“Title Source Instrument” means any instrument pursuant to which Seller derives its ownership interest in any of the Properties.
“Transfer Taxes” has the meaning set forth in Section 6.2.
“Underlying Property” means any Fee Property, ORRI, NPRI Property or Well from which any amount of Net Royalty Acres is derived with respect to any Fee Property, ORRI or NPRI.
“United States” means the United States of America.
“Units” has the meaning set forth in the definition of “Conveyed Assets.”

"Unleased Fee Properties” means the Fee Properties identified on Exhibit A that is not a Leased Fee Property (each a “Unleased Fee Property”).
“Unleased NPRI Properties” means the NPRI Properties identified on Exhibit C that is not a Leased NPRI Property (each a “Unleased NPRI Property”).
“Wells” means the Hydrocarbon wells described on Exhibit D.
1.2    Rules of Construction.
(a)    All article, section, schedule and exhibit references used in this Agreement are to articles and sections of, and schedules and exhibits to, this Agreement unless otherwise specified. The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.
(b)    If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Words importing the masculine gender shall include the feminine and neutral genders and vice versa. The term “or” is not exclusive. Unless the context of this Agreement clearly requires otherwise, the term “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear. Any term defined herein shall have such defined meaning when such term is used in all capital letters.
(c)    The Parties acknowledge that each Party and its attorney have reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.
(d)    The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.
(e)    All references to currency herein shall be to, and all payments required hereunder shall be paid in, Dollars.
(f)    If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.
ARTICLE 2
PURCHASE AND SALE; CLOSING
2.1    Purchase and Sale of Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire, the Conveyed Assets.
2.2    Consideration. In consideration for the purchase of the Conveyed Assets, Buyer agrees to pay an aggregate amount equal to One Hundred Thirty Two Million, Five Hundred Thousand Dollars ($132,500,000.00) (the “Base Purchase Price”), as adjusted by the Adjustment Amount (the Base Purchase Price as so adjusted, the “Purchase Price”), which shall be paid at the Closing as provided herein to the account or accounts designated by Seller to Buyer.
2.3    Adjustments. The Base Purchase Price shall be adjusted as follows, without duplication and with each such amount calculated in accordance with GAAP:

(a)    increased by an amount equal to all proceeds or revenues received and retained by Buyer or any of its Affiliates from the ownership of the Conveyed Assets attributable to periods before the Effective Time;
(b)    decreased by an amount equal to all proceeds or revenues received and retained by Seller or any of its Affiliates to the extent attributable to the ownership of the Conveyed Assets attributable to periods on or after the Effective Time (excluding the Fortress Lease Bonus);
(c)    decreased by an amount equal to (i) the aggregate of all Title Defect Amounts as agreed to by Buyer and Seller or finally determined pursuant to Article 8 with respect to Title Defects asserted during the Title Diligence Period, subject to the limitations set forth in Section 8.6(f), less (ii) the aggregate of all Title Benefit Amounts as set forth in Section 8.7;
(d)    increased by the aggregate of all Title Benefit Amounts exceeds the aggregate of all Title Defect Amounts, as agreed to by Buyer and Seller or finally determined pursuant to Article 8 with respect to Title Defects asserted during the Title Diligence Period, subject to the limitations set forth in Section 8.6(f);
(e)    decreased by an amount equal to the aggregate Allocated Value of all Conveyed Assets excluded by Seller pursuant to Section 8.3;
(f)    increased by an amount equal to all Property Taxes allocable to Buyer in accordance with Section 6.2 but paid or economically borne by Seller or any of its Affiliates;
(g)    decreased by an amount equal to all Property Taxes allocable to Seller in accordance with Section 6.2 but economically borne by Buyer or any of its Affiliates;
(h)    increased or decreased, as applicable, by any other amount expressly provided for elsewhere in this Agreement or as otherwise agreed upon in writing by Seller and Buyer.
The aggregate sum of the adjustments provided in clauses (a) through (h) of this Section 2.3 is referred to herein as the “Adjustment Amount,” which may be a positive or negative number.
2.4    Deposit. Upon execution of this Agreement, Buyer shall deliver to Seller, by wire transfer of immediately available funds to an account (the “Escrow Account”) with JPMorgan Chase Bank, N.A. (the “Escrow Agent”), a wire transfer equal to five percent (5%) of the Base Purchase Price (such amount, plus any interest or earnings thereon, the “Performance Deposit”) to assure Buyer’s performance of its obligations hereunder. The Performance Deposit shall be held, invested, and disbursed in accordance with the terms of this Agreement and an escrow agreement of even date herewith among Seller, Buyer, and the Escrow Agent (the “Escrow Agreement”). The Performance Deposit shall be applied as a credit towards the amounts paid by Buyer at Closing. If this Agreement is terminated prior to Closing in accordance with Section 9.1, the Performance Deposit shall be disbursed in accordance with Section 9.2.
2.5    Closing Payment. At Closing, Buyer shall pay the Purchase Price, less the Performance Deposit, and less any amounts funded into the Defect Escrow Account pursuant to Article 8. in cash by wire transfer of immediately available funds to the account designated by Seller (such amount, the “Closing Payment”). Amounts funded into the Defect Escrow Account at Closing shall be held by the Escrow Agent and in accordance with the terms of this Agreement and the Escrow Agreement and released in accordance with Section 8.5.
2.6    Closing Statement. Not later than three (3) Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer a statement (the “Closing Statement”) showing the estimated Adjustment Amount (using actual numbers and amounts where available, and using a good faith estimate of other amounts, where actual amounts are not available) (the “Estimated Adjustment Amount”) and the resulting Purchase Price as determined by Seller in good faith. Seller shall supply to Buyer reasonable documentation in the possession or control of Seller to support the items for which the Estimated Adjustment Amount is based. The Closing Statement, as agreed upon by the Parties, will be used to adjust the Base Purchase Price at Closing; provided that if the Parties cannot agree on any adjustment set forth in the Closing Statement prior to the Closing, then, except as set forth in Section 8.5(b), such adjustment as reasonably estimated by Seller will be used to adjust the Base Purchase Price at Closing.
2.7    Closing. The closing of the sale and transfer of the Conveyed Assets to Buyer as contemplated by this Agreement (the “Closing”) shall take place remotely and electronically on October 21, 2022 (the “Target Closing Date”), or if all conditions to Closing under Section 7.1 and Section 7.2 have not yet been satisfied or waived at such time, then, subject to Article 9 hereof, on the third (3rd) Business Day following the date such conditions have been satisfied or waived (the date on which the Closing occurs is referred to herein as the “Closing Date”).
2.8    Closing Obligations. At the Closing:
(a)    Seller shall deliver (and execute, as appropriate), or cause to be delivered (and executed, as appropriate), to Buyer:
(i)executed counterparts of the Assignment and Deed in the appropriate number for recording in the real property records where the Conveyed Assets are located;
(ii)a certificate executed by an officer of Seller, certifying on behalf of Seller that the conditions to Closing set forth in Section 7.1(a) have been fulfilled;
(iii)an executed certificate meeting the requirements of Treasury Regulation Section 1.1445-2(b)(2), certifying that Seller (or its regarded owner, if Seller is disregarded as separate from its owner for U.S. federal income tax purposes) is not a “foreign person” within the meaning of the Code;
(iv)an executed counterpart of the Closing Statement;
(v)joint written instructions to the Escrow Agent directing the Escrow Agent to release the Performance Deposit to Seller at the account specified therein;
(vi)any other forms required by any Governmental Authority relating to the assignments of the Conveyed Assets;
(vii)releases and terminations of any Liens burdening the Conveyed Assets; and
(viii)such other documents or other agreements provided for herein or that are necessary to effectuate the transactions contemplated hereby as Buyer may reasonably request.
(b)    Buyer shall deliver (and execute, as appropriate) to Seller:
(i)the Closing Payment in accordance with Section 2.5;
(ii)executed counterparts of the Assignment and Deed in the appropriate number for recording in the real property records where the Conveyed Assets are located;
(iii)a certificate executed by an officer of Buyer, certifying on behalf of Buyer that the conditions to Closing set forth in Section 7.2(a) have been fulfilled;
(iv)an executed counterpart of the Closing Statement;
(v)joint written instructions to the Escrow Agent directing the Escrow Agent to release the Performance Deposit to Seller at the account specified therein;

(vi)any other forms required by any Governmental Authority relating to the assignments of the Conveyed Assets; and
(vii)such other documents or other agreements provided for herein or that are necessary to effectuate the transactions contemplated hereby as Seller may reasonably request.
2.9    Post-Closing Adjustment.
(a)Revised Closing Statement. On or before the date that is the later of (i) one hundred twenty (120) days after the Closing Date or (ii) five (5) Business Days following the final resolution of any disputes with respect to Title Defects or Title Defect Amounts in accordance with Article 8, Seller shall prepare and deliver to Buyer a revised Closing Statement setting forth the final Adjustment Amount as of the Closing Date. Buyer shall provide to Seller such data and information as Seller may reasonably request in connection with the calculation of the amounts reflected on the revised Closing Statement. Seller shall supply to Buyer reasonable documentation in the possession or control of Seller to support the items for which the final Adjustment Amount is based. The revised Closing Statement shall become final and binding upon the Parties on the date (the “Final Settlement Date”) that is thirty (30) days following receipt thereof by Buyer unless Buyer gives written notice of its disagreement (a “Notice of Disagreement”) to Seller prior to such date. Any Notice of Disagreement shall specify in reasonable detail the dollar amount, nature and basis (including specific references to this Agreement) of any disagreement so asserted. If a Notice of Disagreement is not received by Seller by the date specified in the immediately preceding sentence, then the Closing Statement (as revised in accordance with clause (b) below) shall become final and binding on the Parties on, and the Final Settlement Date shall be, the earlier of (x) the date upon which Seller and Buyer agree in writing with respect to all matters specified in the Notice of Disagreement or (y) the date upon which the Closing Statement Accountant renders a decision in accordance with Section 2.9(b).
(b)Final Closing Statement. Seller and Buyer shall in good faith attempt to resolve any differences in a Notice of Disagreement during the fifteen (15) day period after delivery to Seller in accordance with Section 2.9(a). If at the end of such fifteen (15) day period, Buyer and Seller have not reached agreement, the matters that remain in dispute (and only such matters) shall promptly be submitted to an independent, nationally recognized accounting firm mutually agreed upon by the Parties (the “Closing Statement Accountant”) for review and final and binding resolution. Once appointed, the Closing Statement Accountant shall have no ex parte communications with either Party. Not later than twenty (20) days after the appointment of the Closing Statement Accountant, Buyer and Seller shall each submit a written brief to the Closing Statement Accountant (with a concurrent copy to the other Party) with dollar figures for settlement of the disputes as to the amount of the final Adjustment Amount (together with a proposed Closing Statement that reflects such figures) consistent with their respective calculations reflected in the revised Closing Statement and Notice of Disagreement (as applicable). A hearing will be scheduled as promptly as practicable following submission of the settlement briefs and shall be conducted on a confidential basis. The Closing Statement Accountant shall consider only those items or amounts in the Closing Statement which were identified in the Notice of Disagreement and which remain in dispute and the Closing Statement Accountant’s decision shall be based upon and be consistent with the terms and conditions in this Agreement, and not on the basis of independent review. In deciding any matter, the Closing Statement Accountant (i) shall be bound by the provisions of this Section 2.9 and the related definitions and (ii) may not assign a value to any disputed item greater than the greatest value for such item claimed by either Seller or Buyer or less than the smallest value for such item claimed by Seller or Buyer in their respective calculations delivered pursuant to Section 2.9(a). The Closing Statement Accountant shall render a decision resolving the matters in dispute promptly after the conclusion of the hearing, unless the Parties reach agreement prior thereto and withdraw the dispute. The Closing Statement Accountant shall provide to the Parties explanations in writing of the reasons for its decisions and shall issue the Final Closing Statement (as defined below). The decision of the Closing Statement Accountant shall be (i) final and binding on the Parties and (ii) final and non-appealable for all purposes hereunder (absent manifest error). The cost of any arbitration (including the fees and expenses of the Closing Statement Accountant) under this Section 2.9(b) shall be borne one half (1/2) by Seller and one half (1/2) Buyer. Subject to the preceding sentence, each Party shall bear its own costs and expenses (including fees of independent auditors) incurred in connection with the preparation of the Closing Statement, any Notice of Disagreement and the dispute hearing described in this Section 2.9(b). As used in this Agreement, the term “Final Closing Statement” shall mean the revised Closing Statement described in Section 2.9(a), as prepared by Seller and as may be adjusted to reflect any subsequent written agreement between the Parties, or if submitted to the Closing Statement Accountant, as determined thereby in accordance with this Section 2.9(b). If the amount of the final Adjustment Amount, as set forth on the Final Closing Statement (the “Final Amount”), differs from the amount of the Estimated Adjustment Amount included in the calculation of the Closing Payment pursuant to Section 2.5, then Buyer or Seller, as applicable depending on which Party is responsible for the payments needed to give effect to the adjustment reflected in such Final Amount, shall pay to the other Party by wire transfer of immediately available funds, the aggregate amount by which the Final Amount differs from the Estimated Adjustment Amount. Any such payment shall be made by the owing Party within three (3) Business Days after the Final Settlement Date.
2.10    Purchase Price Allocation.
(a)    The Purchase Price shall be allocated among the Conveyed Assets as set forth in Schedule 2.10(a) hereto. The value so allocated to a particular Conveyed Asset identified on Schedule 2.10(a) hereto may be referred to as the “Allocated Value” for that Conveyed Asset. Seller and Buyer agree to be bound by the Allocated Values set forth in Schedule 2.10(a) for purposes of Article 8 hereof. Buyer and Seller agree that such allocation is reasonable and shall not take any position inconsistent therewith. Seller, however, makes no representations or warranties as to the accuracy of such value or allocation.
(b)    As soon as practicable (but no later than sixty (60) days) following the Final Settlement Date, Seller shall deliver a statement that provides for a proposed allocation of the Purchase Price and any other amounts constituting consideration for U.S. federal income Tax purposes among the Conveyed Assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder, taking into account any adjustment to the Purchase Price pursuant to this Agreement (the “Allocation Statement”), in accordance with the methodology set forth in Schedule 2.10(b) (the “Allocation Methodology”). If Buyer objects thereto, it must provide written notice thereof within thirty (30) days of its receipt thereof, after which Seller and Buyer shall in good faith attempt to resolve such dispute. Any such dispute unresolved following thirty (30) days of notice thereof (or such later period as may be agreed between the Buyer and Seller) shall be promptly submitted to the Closing Statement Accountant to resolve the disputed items pursuant to the resolution mechanism contained in Section 2.9(b), mutatis mutandis, provided that (i) the sole task of the Closing Statement Accountant will be to determine whether the Allocation Statement was prepared consistent with the Allocation Methodology, and (ii) unless mutually agreed to otherwise, Buyer and Sellers shall instruct the Closing Statement Accountant to determine and report to Buyer and Sellers upon the resolution of any such unresolved disputes no later than the earlier of thirty (30) days following delivery of notice of the dispute or five (5) Business Days prior to the due date for any applicable Tax Return (taking into account valid extensions). Upon resolution of the disputed items, the allocation reflected on the Allocation Statement shall be adjusted to reflect such resolution. Buyer and Seller shall, and shall cause their Affiliates to, (i) report consistently with the Allocation Statement, as finally determined pursuant to this Section 2.10(b), on all Tax Returns, including IRS Form 8594, which Buyer and Seller shall each timely file with the IRS, and neither Seller nor Buyer shall take any position on any Tax Return that is inconsistent with the Allocation Statement, as adjusted, unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of applicable U.S., state, local or non-U.S. law) or with the other Party’s prior written consent and (ii) promptly inform one another in writing of any challenge by any Governmental Authority to the Allocation Statement; provided, however, that neither Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise or settle any Tax audit, claim or similar proceedings in connection with such allocation.
2.11    Allocation of Entitlements. If Closing occurs: (a) Buyer shall be entitled to all revenues, income, proceeds, receipts and credits attributable to production from the Conveyed Assets from and after the Effective Time, excluding the Fortress Lease Bonus (collectively, the “Buyer Entitlements”); and (b) Seller shall be entitled to all revenues, income, proceeds, receipts and credits attributable to production from the Conveyed Assets prior to the Effective Time, plus the Fortress Lease Bonus (collectively, the “Seller Entitlements”). Without duplication of any item that is accounted for in Section 2.3 or Section 2.9, if after Closing, (i) Seller or any of its Affiliates receives any payment with respect to the Buyer

Entitlements, Seller shall, or shall cause its applicable Affiliates to, promptly remit such payment to Buyer or its designated Affiliate; and (ii) Buyer or any of its Affiliates receives any payment with respect to the Seller Entitlements, Buyer shall, or shall cause its applicable Affiliates to, promptly remit such payment to Seller or its designated Affiliate. Further, each Party and its Affiliates shall reasonably cooperate with the other Party (at the requesting Party’s sole cost and expense) in connection with such other Party’s efforts to obtain any revenue, income, proceeds, receipts and/or credits owed. The Parties shall treat, for Tax purposes, any amounts paid pursuant to this Section 2.11 as an adjustment to the Purchase Price, to the maximum extent permitted by applicable Law.
2.12    Withholding. Buyer and the Escrow Agent shall be entitled to deduct and withhold from any consideration otherwise payable or deliverable to Seller pursuant to the terms of this Agreement such amounts as are required to be deducted or withheld therefrom under the Code or any other applicable Tax Law; provided that except with respect to any withholding required in connection with the payment of compensatory amounts (if any) or as a result of Seller’s failure to deliver the certificate required by Section 2.8(a)(iii), Buyer shall provide at least three (3) Business Days’ written notice to Seller if Buyer intends to withhold any amounts, and Buyer and Seller shall cooperate in good faith to minimize any such withholding. To the extent such amounts are so deducted or withheld and timely paid to the appropriate Governmental Authority, such amounts shall be treated for all purposes as having been paid to the Person to whom such amounts would otherwise have been paid absent such deduction or withholding.

2.13    Like-Kind Exchange. Buyer and Seller agree that either or both of Seller and Buyer may elect to treat the acquisition or sale of the Conveyed Assets as an exchange of like-kind property (an “Exchange”) under Section 1031 of the Code, provided that the Closing shall not be delayed by reason of the Exchange. Each Party agrees to use reasonable efforts to cooperate with the other Party in the completion of such an Exchange including an Exchange subject to the procedures outlined in Treasury Regulation § 1.1031(k)-1 and/or Internal Revenue Service Revenue Procedure 2000-37. Each of Seller and Buyer shall have the right at any time prior to Closing to assign all or a part of its rights under this Agreement to a qualified intermediary (as that term is defined in Treasury Regulation § 1.1031(k)-1(g)(4)(iii)) or an exchange accommodation titleholder (as that term is defined in Internal Revenue Service Revenue Procedure 2000-37) to effect an Exchange. In connection with any such Exchange, any exchange accommodation titleholder shall have taken all steps necessary to own the Conveyed Asset under applicable Law. Each Party acknowledges and agrees that neither an assignment of a Party’s rights under this Agreement nor any other actions taken by a Party or any other Person in connection with the Exchange shall release either party from, or modify, any of its liabilities and obligations (including indemnity obligations to the other Party) under this Agreement, and neither Party makes any representations as to any particular tax treatment that may be afforded to any other party by reason of such assignment or any other actions taken in connection with the Exchange. Either Party electing to treat the acquisition or sale of the Property as an Exchange shall be obligated to pay all additional costs incurred hereunder as a result of the Exchange, and in consideration for the cooperation of the other Party, the Party electing Exchange treatment shall agree to pay all costs associated with the Exchange and to indemnify and hold the other Party, its Affiliates, and their respective former, current and future partners, members, shareholders, owners, officers, directors, managers, employees, agents, and Representatives harmless from and against any and all liabilities and taxes arising out of, based upon, attributable to or resulting from the Exchange or transactions or actions taken in connection with the Exchange that would not have been incurred by the other Party but for the electing party’s Exchange election.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES RELATING TO SELLER
Except as disclosed in the Disclosure Schedules, each Seller, severally, but not jointly, hereby represents and warrants to Buyer as of the Execution Date and as of the Closing Date:
3.1    Organization of Certain Seller. Seller is duly formed, validly existing, and in good standing under the laws of the State of Delaware. Seller is duly qualified to do business and is in good standing in the states where the Conveyed Assets are located.

3.2    Authorization; Enforceability. Seller has full capacity, power and authority to execute and deliver this Agreement and any documents required to be executed and delivered at the Closing and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by Seller, and no other limited partnership action or proceeding on the part of Seller is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by Seller, and this Agreement constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. Upon the execution and delivery by Seller of each of the documents executed and delivered by Seller at the Closing, such documents shall constitute the legal, valid, and binding obligations of Seller enforceable against Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
3.3    No Conflicts. Except as set forth on Schedule 3.3, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and shall not (a) violate any Law applicable to Seller or require any filing with, consent, approval or authorization of, or notice to, any Governmental Authority; (b) violate any Organizational Document of Seller; or (c) breach any Contract to which Seller is a party or by which any of the Conveyed Assets may be bound or result in the termination of any such Contract.

3.4    Litigation. Except as set forth on Schedule 3.4: (a) there are no Proceedings pending before any Governmental Authority or arbitrator to which Seller or its Affiliate is a party and (b) to Seller’s Knowledge there are no actions, suits, claims, investigations or disputes threatened in writing, in each case of (a) or (b), (i) that relates to the Conveyed Assets, (ii) to which the Conveyed Assets are subject or which involves the business conducted by Seller with respect to the Conveyed Assets or (iii) which would be reasonably expected to result in impairment or which have a reasonable possibility to materially impair or delay Seller’s ability to perform its obligations under this Agreement.

3.5    Taxes. Except as set forth on Schedule 3.5, (a) Seller has timely filed all Property Tax and other material Tax Returns and timely paid all Property Tax and other material Taxes to the appropriate Taxing Authority (whether or not reflected on a Tax Return), the non-filing or non-payment of which would reasonably be expected to (i) result in a Lien on any of the Conveyed Assets, (ii) result in the Buyer becoming responsible or liable therefor either directly or as a successor or transferee, or (iii) have an adverse effect on the Buyer’s ability to conduct the business that is related to the Conveyed Assets, and all such Tax Returns are true, correct, and complete in all material respects and were prepared in compliance with applicable Law; (b) there are no Liens currently existing, pending or, to the Knowledge of Seller, threatened, on or with respect to any of the Conveyed Assets that arose in connection with any failure to pay any Tax; (c) there is no claim, made in writing to Seller, pending by any Governmental Authority in connection with any Tax or any Tax Return described in clause (a) (d) no Tax Returns described in clause (a) are subject to an audit, examination or other proceeding by any Governmental Authority; (e) there are no agreements or waivers currently in effect that provide for an extension of time with respect to the filing of any Tax Return described in clause (a) by Seller with respect to any Tax described in clause (a) or the assessment or collection of any Tax described in clause (a) from Seller; (f) in the last three years, no written claim has been made by any Governmental Authority in a jurisdiction where Seller does not file a Tax Return with respect to Taxes described in clause (a) that it is or may be subject to taxation in that jurisdiction; (g) none of the Conveyed Assets are subject to any tax partnership agreement or are otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code (or any similar or corresponding provisions of state or local Law); (h) all Taxes described in clause (a) required to have been withheld by the Seller have been timely withheld, and to the extent required by applicable Law, have been timely paid to the relevant Taxing Authority, and Seller has complied with all information reporting requirements with respect to such Taxes; (i) there is no taxable income of the Seller with respect to the ownership of the Conveyed Assets, or for which successor liability may attach to the Conveyed Assets, that will be required under applicable Law to be reported by Buyer or any of its Affiliates for a taxable period beginning from or after the Effective Time which taxable income was realized (and reflects economic income) arising prior to the Effective Time; (j) none of the Conveyed Assets are subject to, and the Seller is not party to, any Tax allocation, sharing, indemnification, or similar agreement related to any Tax described in clause (a) (other than any such agreement entered into in the ordinary course of business and not primarily related to Taxes); (k) Seller is a “United States person” within the meaning of Section 7701(a)(30) of the Code; and (l) none of the Conveyed Assets of each Seller are required to be treated as being owned by another Person for Income Tax purposes.
3.6    Compliance with Laws. Except with respect to (a) environmental Laws (for which Seller’s sole representation and warranty is set forth in the last sentence of this Section 3.6), (b) Laws relating to Taxes (for which Seller’s sole representations and warranties are set forth in Section 3.5), and (c) except as disclosed on Schedule 3.6, Seller’s ownership of the Conveyed Assets is in compliance with all applicable Laws in all material respects. Seller has not received any written notices expressly alleging an actual or potential material violation of any applicable Law (other than Laws relating to Taxes) with respect to the Conveyed Assets that are uncured and un-remedied as of the Execution Date.

3.7    Contracts. Schedule 3.7 lists, as of the Execution Date, all Material Contracts. Neither Seller, its Affiliates, nor, to Seller’s Knowledge, any other Person, is in breach or default under any Material Contract except as disclosed on Schedule 3.7. To Seller’s Knowledge, all Material Contracts are in full force and effect. Except as disclosed on Schedule 3.7, (i) no written notice of default or breach has been received or delivered by Seller or any of its Affiliates under any Material Contract, the resolution of which is outstanding as of the Execution Date, and (ii) there are no current notices received or given by Seller of the exercise of any premature termination, price redetermination, market-out, or curtailment of any Material Contract. Prior to the Execution Date, Seller has made available to Buyer true and complete copies of all Material Contracts listed on Schedule 3.7 that are in Seller’s possession.
3.8    Consents; Preferential Purchase Rights. Except as set forth on Schedule 3.8, none of the Conveyed Assets is subject to any preferential purchase rights, rights of first refusal, rights of first offer or any other similar right, nor are any of the Conveyed Assets subject to any material consent required to be obtained by Seller which may be applicable to the transactions contemplated by this Agreement, except for consents and approvals of Governmental Authorities that are customarily obtained after Closing.
3.9    Governmental Authorizations. Seller has obtained and is maintaining all authorizations, permits, licenses or approvals required by any Government Authority that are presently necessary or required for Seller’s ownership and use of the Conveyed Assets.
3.10    Liability for Brokers’ Fees. Seller and its Affiliates have not entered into any Contract with any Person that would require the payment by Buyer after Closing of any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement.
3.11    Bankruptcy. There are no bankruptcy, reorganization, or receivership proceedings pending, being contemplated by, or, to Seller’s Knowledge, threatened against Seller.

3.12    Liens. The transfer of the Conveyed Assets will not violate any covenants or restrictions imposed on Seller by any bank or other financial institution in connection with a mortgage or other instrument for borrowed money to which Seller is a party and will not result in the creation or imposition of a lien on any portion of the Conveyed Assets. Except for those to be released at or before Closing, no portion of the Conveyed Assets is encumbered by any deeds of trust, mortgages, or security agreements arising by, through, or under Seller.

3.13    No Cost-Bearing Interest. To Seller’s Knowledge, (i) the assets comprising the Fee Properties do not include any unleased mineral interest subjecting Seller to an obligation to pay a share of drilling, operating, or other costs as a participating mineral owner or leasehold working interest owner from and after the Effective Time (excluding instances where the owner of any such asset may be required to bear such costs as an unleased mineral cotenant out of its share of production proceeds); and (ii) no portion of the Conveyed Assets is subject to a joint operating agreement, exploration agreement, development agreement, farmout agreement, authority for expenditure or other agreement or arrangement which would obligate the owner of the applicable portion of the Conveyed Asset to pay any out-of-pocket costs of exploration or development.

3.14    Hedging Transactions. There are no existing futures, options, swaps, or other derivatives with respect to the sale of Hydrocarbons from the Conveyed Assets to which Seller is a party that will be binding on the Conveyed Assets after Closing.

3.15    Check Stubs. To Seller’s Knowledge, the check stubs, payment slips and/or division orders (or copies thereof) provided by Seller to Buyer pursuant to the transactions contemplated by this Agreement are true and correct copies of the check stubs, payment slips and/or division orders received by Seller and reflect the actual amounts received by Seller from the payors of production of Hydrocarbons from the Conveyed Assets.

3.16    Suspense Funds. Except as set forth on Schedule 3.16, to Seller’s Knowledge, there are no royalties, revenues, or other benefits attributable to production from or ownership of the Conveyed Assets that are payable to Seller and are being held in suspense by any operator or purchaser of production other than such royalties or revenues held in suspense by operators pending execution of division orders associated with newly drilled wells.

3.17    No Alienation. Except for Seller’s execution of the Fortress Lease and those matters set forth on Schedule 3.17, within 120 days prior to the Execution Date, Seller has not sold, assigned, conveyed, leased, or transferred or contracted to sell, assign, convey, lease or transfer any right, title to, or interest in the Conveyed Assets.

3.18    Limitations.
WITHOUT LIMITATION OF THE TERMS OF THIS AGREEMENT OR ANY DOCUMENT EXECUTED PURSUANT HERETO, ALL ORAL INFORMATION OR MATERIALS, DOCUMENTS AND OTHER INFORMATION MADE AVAILABLE TO BUYER BY SELLER OR ANY OF ITS REPRESENTATIVES AT ANY TIME IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY HAVE BEEN MADE AVAILABLE AS AN ACCOMMODATION AND HAVE BEEN PROVIDED ON AN “AS IS” BASIS. EXCEPT FOR SELLER’S REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE 3 OR THE SPECIAL WARRANTY OF DEFENSIBLE TITLE SET FORTH IN THE ASSIGNMENT AND DEED, SELLER MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED OR STATUTORY WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY. IN NEGOTIATING AND EXECUTING THIS AGREEMENT, BUYER ACKNOWLEDGES AND AGREES THAT IT IS RELYING SOLELY ON THE TERMS OF THIS AGREEMENT AND ANY DOCUMENT EXECUTED PURSUANT HERETO, ITS OWN DUE DILIGENCE AND INVESTIGATION, AND NOT ON ANY ORAL INFORMATION OR OTHER MATERIALS, OTHER DOCUMENTS OR OTHER INFORMATION PROVIDED BY SELLER OR ITS REPRESENTATIVES, PROVIDED, THAT, THE FOREGOING SHALL IN NO WAY LIMIT BUYER’S RIGHTS UNDER THIS AGREEMENT OR ANY DOCUMENT EXECUTED PURSUANT TO THIS AGREEMENT, INCLUDING SELLER’S REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE 3 OR THE SPECIAL WARRANTY OF DEFENSIBLE TITLE SET FORTH IN THE ASSIGNMENT AND DEED. TO THE MAXIMUM EXTENT OF THE LAW, EXCEPT FOR, AND WITHOUT LIMITATION OF THE TERMS OF THIS AGREEMENT OR OF ANY DOCUMENT EXECUTED PURSUANT HERETO, INCLUDING SELLER’S REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE 3, ANY RELIANCE UPON, OR CONCLUSIONS DRAWN FROM ANY ORAL INFORMATION OR OTHER MATERIALS, OTHER DOCUMENTS OR OTHER INFORMATION PROVIDED BY SELLER OR THEIR REPRESENTATIVES TO BUYER OR ITS REPRESENTATIVES SHALL BE AT BUYER’S SOLE RISK AND SHALL NOT GIVE RISE TO ANY LIABILITY OF SELLER. EXCEPT FOR ACTIONS ARISING FROM A BREACH OF SELLER UNDER THIS AGREEMENT OR ANY DOCUMENT EXECUTED PURSUANT HERETO, BUYER RELEASES AND WAIVES ANY CLAIMS ARISING UNDER THIS AGREEMENT, COMMON LAW OR ANY STATUTE ARISING OUT OF OR RELATED TO BUYER’S DUE DILIGENCE AND ANY ORAL INFORMATION OR MATERIALS, DOCUMENTS OR OTHER INFORMATION PROVIDED BY SELLER OR THEIR

REPRESENTATIVES. THE PARTIES HEREBY ACKNOWLEDGE THAT THEY HAVE BEEN REPRESENTED BY SOPHISTICATED COUNSEL IN CONNECTION WITH THE NEGOTIATION AND EXECUTION OF THIS AGREEMENT, INCLUDING THIS SECTION 3.18, AND THE TRANSACTIONS CONTEMPLATED HEREBY.
EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE 3 OR THE CERTIFICATES DELIVERED BY SELLER AT CLOSING UNDER THIS AGREEMENT, (i) SELLER HAS NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE PRESENCE OR ABSENCE OF ASBESTOS, NORM, OR OTHER WASTES OR HAZARDOUS MATERIALS IN OR ON THE CONVEYED ASSETS OR UNDERLYING PROPERTIES IN QUANTITIES TYPICAL FOR OILFIELD OPERATIONS IN THE AREA WHERE THE ASSETS ARE LOCATED, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE CONVEYED ASSETS AND THE UNDERLYING PROPERTIES, (ii) NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND (iii) SUBJECT TO BUYER’S RIGHTS UNDER ARTICLE 10, BUYER SHALL BE DEEMED TO BE TAKING THE CONVEYED ASSETS AND THE UNDERLYING PROPERTIES “AS IS” AND “WHERE IS” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION AND THAT BUYER HAVE MADE OR CAUSED TO BE MADE SUCH ENVIRONMENTAL INSPECTIONS AS BUYER DEEM APPROPRIATE TO ENTER INTO AND CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES RELATING TO BUYER
Buyer hereby represents and warrants to Seller as of the Execution Date and as of the Closing Date:
4.1    Organization of Buyer. Buyer is a Delaware limited liability company, validly existing and in good standing under the laws of Delaware. Buyer is duly qualified to do business and is in good standing in the states where the Conveyed Assets are located.
4.2    Authorization; Enforceability. Buyer has all requisite limited liability company power and authority to execute and deliver this Agreement and any documents required to be executed and delivered at the Closing and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by Buyer, and no other limited liability company action or proceeding on the part of Buyer is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by Buyer, and this Agreement constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. Upon the execution and delivery by Buyer of each of the documents executed and delivered by Buyer at the Closing, such documents shall constitute the legal, valid, and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
4.3    No Conflict; Consents. Except as would not reasonably be expected to prevent, restrict, impede or materially delay the ability of Buyer to enter into and perform its obligations under this Agreement, the execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated hereby by Buyer do not and shall not:
(a)violate any Law applicable to Buyer or require any filing with, consent, approval or authorization of, or notice to, any Governmental Authority;

(b)violate any Organizational Document of Buyer; or
(c)breach any Contract to which Buyer is a party or by which any of its assets may be bound or result in the termination of any such Contract.
4.4    Litigation. Except as would not reasonably be expected to prevent, impede or materially delay the ability of Buyer to enter into and perform its obligations under this Agreement, as of the Execution Date, Buyer (a) is not subject to any outstanding injunction, judgment, Order, decree, ruling or charge, (b) is not a party to a Proceeding, and (c) has not been threatened in writing with any Proceeding.
4.5    Brokers’ Fees. Buyer and its Affiliates have not entered into any Contract with any Person that would require the payment by Seller or its Affiliates of any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement.
4.6    Financial Ability. Buyer understands and acknowledges that the obligations of Buyer to consummate the transactions contemplated by this Agreement are not in any way contingent upon or otherwise subject to Buyer’s consummation of any financing arrangement, Buyer’s obtaining of any financing or the availability, grant, provision or extension of any financing to Buyer. Buyer has, through a combination of cash on hand and funds readily and unconditionally available under existing lines of credit, funds sufficient to fund the consummation of the transactions contemplated by this Agreement and satisfy all other costs and expenses arising in connection herewith.
4.7    Securities Law Compliance. Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended. Buyer (a) is acquiring the Conveyed Assets for its own account and not with a view to distribution and (b) has sufficient knowledge and experience in financial and business matters so as to be able to evaluate the merits and risk of an investment in the Conveyed Assets and is able financially to bear the risks thereof.
4.8    Buyer’s Independent Investigation. BUYER AND ITS REPRESENTATIVES HAVE UNDERTAKEN AN INDEPENDENT INVESTIGATION AND VERIFICATION OF THE CONVEYED ASSETS. BUYER IS (OR ITS AFFILIATES AND ADVISORS ARE) EXPERIENCED AND KNOWLEDGEABLE IN THE OIL AND GAS BUSINESS AND ARE AWARE OF THE RISKS OF THAT BUSINESS. IN ENTERING INTO THIS AGREEMENT, BUYER HAS RELIED SOLELY UPON ITS OWN INVESTIGATION AND ANALYSIS AND THE TERMS OF THIS AGREEMENT, INCLUDING THE SPECIFIC REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN ARTICLE 3 OF THIS AGREEMENT, AND WITHOUT LIMITATION OF THIS AGREEMENT OR OF ANY DOCUMENT EXECUTED PURSUANT HERETO, BUYER:
(b)    ACKNOWLEDGES AND AGREES THAT IT HAS NOT BEEN INDUCED BY AND HAS NOT RELIED UPON ANY REPRESENTATIONS, WARRANTIES OR STATEMENTS, WHETHER EXPRESS OR IMPLIED, MADE BY SELLER OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EQUITYHOLDERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES THAT ARE NOT EXPRESSLY SET FORTH IN ARTICLE 3 OF THIS AGREEMENT, WHETHER OR NOT ANY SUCH REPRESENTATIONS, WARRANTIES OR STATEMENTS WERE MADE IN WRITING OR ORALLY;
(c)    ACKNOWLEDGES AND AGREES THAT NONE OF SELLER OR ANY OF ITS DIRECTORS, OFFICERS, EQUITYHOLDERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY OF THE INFORMATION PROVIDED OR MADE AVAILABLE TO BUYER OR ITS DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS OR REPRESENTATIVES, INCLUDING ANY INFORMATION, DOCUMENT OR MATERIAL PROVIDED OR MADE AVAILABLE, OR STATEMENTS MADE, TO BUYER (INCLUDING ITS DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, ADVISORS, AGENTS OR REPRESENTATIVES) IN DATA ROOMS, MANAGEMENT PRESENTATIONS OR SUPPLEMENTAL DUE DILIGENCE INFORMATION PROVIDED TO

BUYER (INCLUDING ITS DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, ADVISORS, AGENTS OR REPRESENTATIVES) IN CONNECTION WITH DISCUSSIONS OR ACCESS TO MANAGEMENT OF SELLER OR ANY OF ITS AFFILIATES OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (COLLECTIVELY, “DUE DILIGENCE INFORMATION”);
(d)    ACKNOWLEDGES AND AGREES THAT (I) THE DUE DILIGENCE INFORMATION INCLUDES CERTAIN PROJECTIONS, ESTIMATES AND OTHER FORECASTS, AND CERTAIN BUSINESS PLAN INFORMATION, (II) THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE SUCH PROJECTIONS, ESTIMATES AND OTHER FORECASTS AND PLANS AND BUYER IS FAMILIAR WITH SUCH UNCERTAINTIES AND (III) BUYER IS TAKING FULL RESPONSIBILITY FOR MAKING ITS OWN EVALUATION OF THE ADEQUACY AND ACCURACY OF ALL PROJECTIONS, ESTIMATES AND OTHER FORECASTS AND PLANS SO FURNISHED TO IT AND ANY USE OF OR RELIANCE BY BUYER ON SUCH PROJECTIONS, ESTIMATES AND OTHER FORECASTS AND PLANS SHALL BE AT ITS SOLE RISK; AND
(e)    AGREES, TO THE FULLEST EXTENT PERMITTED BY LAW, THAT NONE OF SELLER OR ANY OF ITS DIRECTORS, OFFICERS, EQUITYHOLDERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES SHALL HAVE ANY LIABILITY OR RESPONSIBILITY WHATSOEVER TO BUYER OR ITS DIRECTORS, OFFICERS, SHAREHOLDERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES ON ANY BASIS (INCLUDING IN CONTRACT OR TORT, UNDER FEDERAL OR STATE SECURITIES LAWS OR OTHERWISE) RESULTING FROM THE DISTRIBUTION TO BUYER, OR BUYER’S USE OF, ANY DUE DILIGENCE INFORMATION.
ARTICLE 5
COVENANTS
5.1    Conduct of Business. Except as provided in this Agreement, during the period from the Execution Date until the Closing Date, without the prior written consent of Buyer, Seller shall, in all material respects, (a) manage the Conveyed Assets in the ordinary course, (b) own, maintain and preserve intact the Conveyed Assets, in compliance with applicable Law and consistent with Seller’s ownership, maintenance and preservation of the Conveyed Assets prior to the Execution Date, and (c) with respect to the Conveyed Assets, refrain from (i) amending any Tax Return, (ii) entering into any closing agreement, or settling or compromising any claim, assessment, or proceeding in respect of Taxes, (iii) consenting to any extension or waiver of the limitation period applicable to any Tax claim or assessment; initiating any amnesty filing or other voluntary disclosure to any Taxing Authority in respect of Taxes or entering into any contractual obligation in respect of Taxes with any Taxing Authority; or (iv) failing to pay any estimated or other Taxes when due (disregarding the impact of the transactions contemplated hereby). In addition, during the period from the Execution Date until the Closing Date, Seller shall promptly notify Buyer after becoming aware of any fact or circumstance that, in the good faith determination of Seller, has had, or would reasonably be expected to have, a Material Adverse Effect on Seller’s (or Buyer’s, as Seller’s successor-in-interest) ownership of any of the Conveyed Assets. Nothing in this Section 5.1 shall be construed to prevent or limit Seller from complying with applicable Laws. Seller shall not, without Buyer’s prior written consent, (i) sell, transfer, mortgage, pledge, abandon or dispose of any of the Conveyed Assets (other than the sale of Hydrocarbons), (ii) amend, modify, terminate or release any Material Contract or Title Source Instrument or enter into any Contract that would have been a Material Contract if it had been in effect on the Execution Date, (iii) enter into any new oil and gas lease with respect to any of the Conveyed Assets, (iv) make any commitments to share expenses or expend funds (including entering into new agreements which would obligate Seller to expend funds), or otherwise incur any other obligations or liabilities, in connection with any of the Conveyed Assets, or (v) agree, whether in writing or otherwise, to do any of the foregoing.
5.2    Access to Records. From the date hereof through the Closing, Seller shall afford to Buyer and its authorized Representatives reasonable online or electronic access to the Records of Seller as Buyer and such Representatives may reasonably request; provided that (a) such access does not unreasonably interfere with the normal operations and business of Seller or its Affiliates, (b) such access shall occur in such a manner as Seller reasonably determines to be appropriate to protect the confidentiality of the transactions contemplated by this Agreement, (c) all requests for such access shall be directed to such other Person(s) as Seller may designate in writing from time to time, and (d) nothing herein shall require Seller to provide access, or to disclose any information, to Buyer or any of its Representatives if such access or disclosure (i) would cause Seller to be in violation of any obligation of confidentiality to any Third Party, (ii) would waive any legal privilege, (iii) would be in violation of applicable Laws or regulations of any Governmental Authority or (iv) would be in violation of the provisions of any Contract to which Seller or any of its Affiliates is a party. Further, Buyer shall have no right (A) to access any of the Underlying Properties or (B) to perform or conduct any environmental sampling or other invasive environmental investigation on or about or with respect to any of the Conveyed Assets or the Underlying Properties. All information provided hereunder shall be subject to the Confidentiality Agreement.
5.3    Third Party Approvals. Buyer and Seller shall (and shall each cause their respective Affiliates to) use commercially reasonable efforts to obtain all material consents and approvals of Third Parties that any of Buyer, Seller, or their respective Affiliates are required to obtain to consummate the transactions contemplated hereby.
5.4    Records. Seller, at Buyer’s cost and expense, shall deliver the Records to Buyer (FOB Seller’s office) within thirty (30) days after the Closing. With respect to any original Records delivered to Buyer, Seller shall be entitled to retain copies of such Records.
5.5    Further Assurances. Subject to the terms and conditions of this Agreement, each Party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable, under applicable Law or otherwise, to consummate the transactions contemplated by this Agreement. The Parties agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement in accordance with the terms hereof.
5.6    Fees and Expenses. Except as otherwise provided in this Agreement, all fees and expenses, including fees and expenses of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fee or expense.
ARTICLE 6
TAX MATTERS
6.1    Responsibility for Filing Tax Returns and Paying Taxes. In respect of Property Taxes:
(a) Seller shall be responsible for the preparation and timely filing of, and the payment to the applicable Taxing Authority of all Property Taxes that become due and payments with respect to, all Tax Returns due prior to the Closing Date (for the avoidance of doubt, subject to the allocation of any such Property Taxes governed by Section 6.2). Seller shall prepare all such Tax Returns with respect to Property Taxes on a basis consistent with past practice and the agreements in this Article 6, as applicable, except to the extent otherwise required by applicable Laws. Seller shall provide Buyer with a copy of any such Tax Return for Buyer’s review and approval at least ten (10) days prior to the due date for the filing of such Tax Return (or within a commercially reasonable period after the end of the relevant Taxable Period, if such Tax Return is required to be filed less than ten (10) days after the close of such Taxable Period), and, to the extent Buyer is liable hereunder or under applicable Law for Taxes reflected on such Tax Returns, Seller shall incorporate to the extent sustainable based on a “more likely than not” or higher level of comfort, and in all other cases Seller shall consider, in good faith, any reasonable comments of Buyer provided to Seller in advance of the due date for the filing of such Tax Return; and
(b) Buyer shall be responsible for the preparation and timely filing of all other Tax Returns with respect to any Pre-Effective Time Tax Period or Straddle Period or any other taxable period (or portion thereof) ending on or prior to the Closing Date (a “Pre-Closing Tax Period”) and the payment to the applicable Taxing Authority of all Property Taxes that become due and payable with respect to such Tax

Returns (for the avoidance of doubt, subject to the allocation of any such Property Taxes governed by Section 6.2). Buyer shall prepare all such Tax Returns with respect to Property Taxes relating to any Pre-Effective Time Tax Period or Straddle Period on a basis consistent with past practice and the agreements in this Article 6, as applicable, except to the extent otherwise required by applicable Laws. Buyer shall provide Seller with a copy of any such Tax Return for Seller’s review and approval at least ten (10) days prior to the due date for the filing of such Tax Return (or within a commercially reasonable period after the end of the relevant Taxable period, if such Tax Return is required to be filed less than ten (10) days after the close of such Taxable period), and, to the extent Seller is liable hereunder (including as a result of an indemnity) for Taxes reflected on such Tax Returns, Buyer shall incorporate to the extent sustainable based on a “more likely than not” or higher level of comfort, and in all other cases shall consider in good faith, any reasonable comments of Seller provided to Buyer in advance of the due date for the filing of such Tax Return.
6.2    Property Taxes; Transfer Taxes. Seller shall be liable for all Property Taxes that are attributable to any taxable period, and portions thereof, ending before the Effective Time (the “Pre-Effective Time Tax Period”). Buyer shall be liable for all Property Taxes that are attributable to any taxable period, and portions thereof, beginning at or after the Effective Time (“Post-Effective Time Tax Period”). In the case of any taxable period beginning before and ending on or after the Effective Time (a “Straddle Period”), the amount of Property Taxes for such Straddle Period shall (a) in the case of Property Taxes that are attributable to the severance or production of Hydrocarbons or otherwise imposed on a transactional basis (other than Property Taxes described in clause (b) below), be allocated based on severance or production occurring before the Effective Time (which shall be Seller’s responsibility) and from and after the Effective Time (which shall be Buyer’s responsibility), and (b) in the case of Property Taxes that are ad valorem, property or other Property Taxes imposed on a periodic basis with respect to a Straddle Period, be allocated pro rata per day between the portion of the Straddle Period ending immediately prior to the Effective Time (which shall be Seller’s responsibility) and the portion of the Straddle Period beginning at the Effective Time (which shall be Buyer’s responsibility). Buyer shall be responsible for any and all state and local transfer, sales, use, stamp, registration and other similar Taxes resulting from the transactions contemplated by this Agreement, but, for the sake of clarity, excluding any income, gain, or franchise Taxes resulting from the transactions contemplated by this Agreement (collectively, “Transfer Taxes”). Seller and Buyer will cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.
6.3    Cooperation. Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding, in each case, with respect to Taxes attributable to the Conveyed Assets for any Pre-Effective Time Tax Period, Straddle Period, or Pre-Closing Tax Period. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided, that the foregoing will be done in a manner so as to not unreasonably interfere with the conduct of business of the Buyer or the Seller, and in all situations at the expense of the requesting Party. Buyer and Seller agree to retain all books and records with respect to Tax matters pertinent to the Conveyed Assets relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority. Buyer and Seller shall give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, allow the other Party to take possession of such books and records at the other Party’s expense.
6.4    Post-Closing Covenants. Without the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed) or as required by applicable Laws, Buyer shall not (a) extend or waive the applicable statute of limitations with respect to any Taxes attributable to a Pre-Effective Time Tax Period; (b) enter into any voluntary disclosure agreement with any Taxing Authority with respect to Taxes or related Tax Returns attributable to a Pre-Effective Time Tax Period; (c) amend any Tax Return with respect to Taxes attributable to a Pre-Effective Time Tax Period; or (d) settle or compromise any audit, examination, proceeding or proposed adjustments with respect to Taxes attributable to a Pre-Effective Time Tax Period, in each case if such action would increase any liability of Seller for Taxes at Law or pursuant to this Agreement.
6.5    Refunds. Seller shall be entitled to any refunds with respect to any Property Taxes for which Seller is responsible under Section 6.2 that Seller (or any of Seller’s Affiliates) has economically borne, and Buyer shall be entitled to any refunds with respect to any Property Taxes for which Buyer is responsible under Section 6.2 that Buyer (or any of Buyer’s Affiliates) has economically borne. If a Party or its Affiliates receives a refund of Property Taxes to which the other Party is entitled pursuant to this Section 6.5, such recipient Party shall forward to the entitled Party the amount of such refund within fifteen (15) days after such refund is received, net of any (i) Taxes owed on the amount of such refund, (ii) Taxes required to be withheld with respect to the payment of such refund, and (iii) reasonable costs or expenses incurred by such recipient Party in procuring such refund. The Parties shall treat, for Tax purposes, any amounts paid pursuant to this Section 6.5 as an adjustment to the Purchase Price, to the maximum extent permitted by applicable Law.
ARTICLE 7
CONDITIONS TO CLOSING
7.1    Conditions to Obligations of Buyer to Closing. The obligation of Buyer to consummate the transactions contemplated by this Agreement at the Closing is subject to the satisfaction of the following conditions:
(a)    Representations, Warranties and Covenants. (i) The representations and warranties of Seller made in this Agreement (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true and correct as of the Closing Date as if made on the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date), except where all such breaches taken collectively would not have, or would not reasonably be expected to have a Material Adverse Effect and (ii) Seller shall have performed or complied with, in all material respects (and in all respects in the case of any covenants or agreements qualified by materiality or Material Adverse Effect), all of the covenants and agreements required by this Agreement to be performed or complied with by Seller on or before the Closing.
(b)    No Injunction. No provision of any applicable Law and no Order will be in effect that prohibits or makes illegal the consummation of the Closing.
(c)    No Proceeding. There shall not be any Proceeding commenced or threatened in writing by a Person (excluding any such matter initiated by Buyer or its Affiliates) seeking to restrain, enjoin, or otherwise prohibit or make illegal, or seeking to recover material damages on account of, any of the transactions contemplated by this Agreement.
(d)    Purchase Price Adjustments. The aggregate amount of (x) all Title Defect Amounts for Title Defects which (A) were asserted by Buyer in good faith pursuant to Title Defect Notices delivered by Buyer in accordance with Section 8.2, (B) as to the each such applicable individual Title Defect has an asserted Title Defect Amount that exceeds the Title De Minimis Amount, and (C) have not been waived by Buyer, shall be less than (y) fifteen percent (15%) of the Base Purchase Price.
(e)    Closing Deliverables. Seller shall have delivered or be ready, willing and able to deliver all of the deliverables Seller is required to deliver pursuant to Section 2.8.
7.2    Conditions to Obligations of Seller to Closing. The obligation of Seller to consummate the transactions contemplated by this Agreement at the Closing is subject to the satisfaction of the following conditions:
(a)    Representations, Warranties and Covenants. (i) The representations and warranties of Buyer made in this Agreement (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true and correct in all material respects as of the Closing Date as if made on the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date) except where all such breaches taken collectively would not have, or would not reasonably be expected to have a Material Adverse Effect and (ii) Buyer shall have performed or complied with, in all material respects (and in all respects in the case of any covenants or agreements qualified by materiality or Material Adverse Effect), all of the covenants and agreements required by this Agreement to be performed or complied with by Buyer on or before the Closing.
(b)    No Injunction. No provision of any applicable Law and no Order will be in effect that prohibits or make illegal the consummation of the Closing.
(c)    No Proceeding. There shall not be any Proceeding commenced or threatened in writing by a Person (excluding any such matter initiated by Seller or its Affiliates) seeking to restrain, enjoin, or otherwise prohibit or make illegal, or seeking to recover material damages on account of, any of the transactions contemplated by this Agreement.
(d)    Purchase Price Adjustments. The aggregate amount of (x) all Title Defect Amounts for Title Defects which (A) were asserted by Buyer in good faith pursuant to Title Defect Notices delivered by Buyer in accordance with Section 8.2, (B) as to the each such applicable individual Title Defect has an asserted Title Defect Amount that exceeds the Title De Minimis Amount, and (C) have not been waived by Buyer, shall be less than (y) fifteen percent (15%) of the Base Purchase Price.
(e)    Closing Deliverables. Buyer shall have delivered or be ready, willing and able to deliver all of the deliverables Buyer is required to deliver pursuant to Section 2.8.
ARTICLE 8
TITLE MATTERS
8.1    Examination Period.
(a)    Subject to the terms and conditions set forth in this Agreement, during the period from the Execution Date until the earlier of (i) the termination of this Agreement pursuant to Article 9, and (ii) the Closing Date (the “Title Diligence Period”), Buyer shall be entitled to conduct customary title due diligence on the Conveyed Assets at the sole cost, risk and expense of Buyer. Buyer shall deliver to Seller written notice of any Title Defect that Buyer chooses to assert hereunder in accordance with Section 8.2 (a “Title Defect Notice”); provided that Buyer shall use good faith efforts to keep Seller reasonably apprised of any Title Defects as soon as reasonably practical after identifying such Title Defects during the Title Diligence Period (provided further that Buyer shall be entitled to modify or amend any Title Defect Notices or other communication until the end of the Title Diligence Period and Buyer shall not be deemed to have waived any Title Defects ultimately asserted in a Title Defect Notice by or prior to the end of the Title Diligence Period).
(b)    As used in this Agreement, the term “Title Defect” means any lien, charge, encumbrance, obligation, or defect, including a discrepancy in Net Royalty Acres, that causes Seller’s title to any Property or Properties to be less than Defensible Title.
8.2    Notices. To assert a Title Defect hereunder, Buyer shall deliver a Title Defect Notice for such Title Defect on or before 5:00 p.m. Central Standard Time on October 14, 2022 (the “Defect Claim Date”). To be effective, any Title Defect Notice delivered pursuant to Section 8.1 shall be delivered in writing and include (a) a description in reasonable detail of the alleged Title Defect as to the affected Conveyed Assets and the basis for such Title Defect, (b) the Allocated Values of the affected Conveyed Assets as well as the alleged Title Defect Amount (which, for each affected Conveyed Assets, in no event shall be greater than the Allocated Value for such Conveyed Asset, except for Title Defects of the type described in Section 8.6(b)), (c) the computations for such Title Defect Amount and (d) supporting documentation in Buyer’s possession (including copies of any title opinions, title abstracts, ownership reports, run sheets, deeds, leases or other documentation, reports or data) reasonably necessary for Seller (as well as any title attorney or examiner hired thereby) to verify the existence of such asserted Title Defect; provided, however, that an alleged failure to comply with subsections (a) through (d) above shall not cause any such Title Defect Notice to be invalid or any Title Defect to be waived if the Title Defect

Notice is reasonably sufficient to provide notice to Seller of the existence and general nature of the alleged Title Defect. Without limitation of Buyer’s rights under Article 10 or Buyer’s rights with respect to the special warranty of Defensible Title in the Assignment and Deed, if any such notice is not delivered on or before the Defect Claim Date, Buyer shall thereafter be deemed to have forever waived and shall have no right to assert such Title Defect as the basis for an adjustment to the Base Purchase Price hereunder.
8.3    Exclusion Right. Upon the receipt of a valid Title Defect Notice, in the event the applicable Title Defect Amount for such Title Defect (as asserted by Buyer in the applicable Title Defect Notice) is greater than or equal to the Allocated Value of the Properties affected by such Title Defect, Seller in its sole discretion, may elect in writing prior to the Closing Date as a resolution of the Title Defect to exclude from the transactions contemplated by this Agreement any Properties affected by such asserted Title Defect. If Seller makes such election, then such Properties will be deemed an Excluded Asset for all purposes hereunder, and the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Properties. For illustrative purposes only, an example of how Seller’s exclusion right under this Section 8.3 is intended to function is set forth below:
Assuming for hypothetical purposes only:
Title Deductible: $2,000,000
Title Defect 1: $1,200,000
Title Defect 2: $600,000
Title Defect 3: $400,000
Aggregate Title Defect Amount: $2,200,000; and
that each Title Defect above (based on the Title Defect Amount asserted by Buyer) is greater than or equal to the Allocated Value of the affected Property, Seller would have the right to exclude only Title Defect 3, because, after giving effect to such exclusion, the aggregate Title Defect Amount for the remaining Title Defects would equal $1,800,000 (i.e., such amount is less than the Title Deductible).
Notwithstanding anything to the contrary set forth in this Agreement, Seller acknowledges and agrees that if Seller is entitled to exercise its exclusion right pursuant to this Section 8.3, Seller shall select to exclude the Property affected by the Title Defect that, after giving effect to such exclusion, reduces the aggregate Title Defect Amount nearest to, yet below, the Title Deductible.
8.4    Cure. To the extent Buyer delivers any valid Title Defect Notices in accordance with Section 8.2, then, subject to the Title De Minimis Amount and Title Deductible and Seller’s right to exclude such any Property in accordance with Section 8.3, Seller may, on or before the Closing Date, by giving written notice to Buyer:
(a)    elect to cure any Title Defect to Buyer’s reasonable satisfaction on or before ninety (90) days after the Closing Date (the “Title Defect Cure Period”); or
(b)    for such Title Defects that Seller does not elect to cure as provided in Section 8.4(a):
(i)    notify Buyer that Seller does not dispute such Title Defect, in which case, such Conveyed Asset will be conveyed to Buyer at the Closing, and the Purchase Price will be adjusted downward in an amount equal to the Title Defect Amount of such Conveyed Asset (as asserted by Buyer in the applicable Title Defect Notice); or
(ii)    notify Buyer that Seller disputes such Title Defect, in which case such Title Defect and any affected Conveyed Assets shall be handled under Section 8.5.
provided, however, that if Seller fails to elect a remedy prior to the Closing Date, Seller shall be deemed to have elected the remedy described in Section 8.4(a). An election by Seller to cure a Title Defect shall be without prejudice to its or Buyer’s rights under Section 8.5 and shall not constitute an admission against interest or a waiver of Seller’s rights to dispute the existence, nature or value of, or cost to cure, the alleged Title Defect or the adequacy of any Title Defect Notice or any curative action. If Seller elects to cure a Title Defect pursuant to Section 8.4(a) and (A) actually cures the Title Defect prior to the Closing and the cure of such Title Defect is not disputed by Buyer as of Closing, then the Conveyed Asset affected by such Title Defect shall be conveyed to Buyer at the Closing, and no Purchase Price adjustment will be made for such Title Defect; or (B) does not cure the Title Defect prior to the Closing or the alleged cure of such Title Defect is disputed by Buyer as of the Closing, then, unless Seller elects to exclude such Properties in accordance with Section 8.3, (x) the affected Conveyed Asset shall not be conveyed to Buyer at Closing but shall be subsequently conveyed to Buyer only upon cure or resolution of such dispute in the manner set forth in Section 8.5(b), and (y) Buyer will deliver the Title Defect Amount asserted with respect to such affected Conveyed Asset (subject to the Title De Minimis Amount and the application of the Title Deductible) to the Escrow Agent for placement in the Defect Escrow Account, to be held and released in accordance with Section 8.5.
8.5    Resolution of Disputed Title Defects.
(a)    Seller and Buyer shall in good faith attempt to agree on the existence and Title Defect Amount for all alleged Title Defects (i) prior to Closing or (ii) with respect to disputes over the adequacy of Seller’s post-Closing Date curative work, the end of the Title Defect Cure Period. Representatives of the Parties, knowledgeable in title matters, shall meet for this purpose. If a disputed Title Defect or Title Defect Amount cannot be resolved (A) prior to Closing or (B) with respect to disputes over the adequacy of Seller’s post-Closing Date curative work, the end of the Title Defect Cure Period, then in each case, any Party may submit any such disputed Title Defects or Title Defect Amounts to be finally decided by the Title Arbiter in accordance with the procedures set forth in Section 8.5(c) by providing a notice to the other Party thereof (a “Title Dispute Notice”) no later than ten (10) Business Days following the Closing Date or the end of the Title Defect Cure Period, as applicable. Without limitation of Buyer’s rights under Article 10 or Buyer’s rights with respect to the special warranty of Defensible Title in the Assignment and Deed, if a Party does not submit a Title Dispute Notice to the other Party in accordance with this Section 8.5(a), such Party shall be deemed to have waived all such disputed matters, which shall be deemed conclusively resolved in accordance with the applicable Title Defect Notice or subsequent correspondence between the Parties.
(b)    If a disputed Title Defect or Title Defect Amount cannot be resolved prior to Closing, except as otherwise provided herein, and subject to Seller’s right to exclude the affected Conveyed Asset under Section 8.3, the Conveyed Asset affected by such Title Defect shall not be conveyed to Buyer at the Closing and the Title Defect Amount asserted with respect to such Conveyed Asset shall be placed in the Defect Escrow Account. If Seller is not able to cure a Title Defect within the Title Defect Cure Period, then the Purchase Price reflected in the Final Closing Statement shall (subject to the Title De Minimis Amount and the application of the Title Deductible) be reduced by the Title Defect Amount for such uncured Title Defect and such Title Defect Amount placed into the Defect Escrow Account related thereto shall be paid to Buyer from the Defect Escrow Account. If Seller is able to fully cure a Title Defect within the Title Defect Cure Period to Buyer’s reasonable satisfaction, then the Title Defect Amount placed into the Defect Escrow Account related thereto shall be paid from the Defect Escrow Account to Seller and Seller will promptly execute an Assignment and Deed conveying the affected Conveyed Assets to Buyer. As soon as reasonably practicable following Seller’s cure of a Title Defect during the Title Defect Cure Period, but in any event not later than three (3) Business Days following the expiration of the Title Defect Cure Period (or, if later, the resolution of any dispute with respect to Seller’s post-Closing curative pursuant to Section 8.5(c)), Seller and Buyer shall execute and deliver joint written instructions to the Escrow Agent, instructing it to pay and distribute the applicable amounts from the Defect Escrow Account as contemplated in this Section 8.5(b).
(c)    Resolution of Disputes. If a Party validly submits a Title Dispute Notice under Section 8.5(a), then the Parties shall submit each such unresolved dispute (in a single, consolidated proceeding) to a neutral Third Party title attorney with at least ten (10) years’ experience rendering oil and gas title opinions in the state in which the applicable Underlying Properties are located (the “Title Arbiter”). The Title Arbiter shall be selected by mutual agreement of the Parties, or absent such agreement, within ten (10) Business Days of becoming aware that such agreement cannot be made as to the selection of the Title Arbiter, then the Parties shall each select a Third Party title attorney and such title attorneys together shall select such Title Arbiter, and if any Party does not select a title attorney within ten (10) days of written demand therefor by the other Party, then the title attorney selected by the other Party shall be such Title Arbiter. No Title Arbiter shall have worked as an employee or outside counsel for the Parties or their respective Affiliates during the five (5) year period preceding the arbitration or have any financial interest in the dispute other than its fees and expenses for serving as Title Arbiter hereunder. Any arbitration proceeding pursuant to this Section 8.5(c) shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association to the extent such rules do not conflict with the terms of this Section 8.5(c). The Title Arbiter shall act as an expert for the limited purpose of determining the existence, scope and Title Defect Amount of a Title Defect, and may not award damages, interest or penalties to any Party or assess any other matter. The Parties shall instruct the Title Arbiter to, and the Title Arbiter shall, make a final determination limited to the selection of the single proposal for the resolution of each of the disputed Title Defects proposed by a Party that best reflects the terms and provisions of this Agreement (i.e., the Title Arbiter must select either Buyer’s proposal or Seller’s proposal for resolution of the applicable disputed Title Defects), which final determination shall be requested by the Parties to be delivered not more than twenty (20) Business Days following submission of such dispute. The determination of the Title Arbiter shall not be subject to court review or otherwise appealable. The fees and expenses of the Title Arbiter shall be borne equally by the Parties; however, each of the Parties shall bear its own legal fees and other costs of presenting its case to the Title Arbiter. Without duplication of any amounts released from the Defect Escrow Account pursuant to Section 8.5(b), within three (3) Business Days following final resolution of any matter submitted to the Title Arbiter in accordance with this Section 8.5(c), Seller and Buyer shall execute and deliver a joint written instruction to the Escrow Agent to pay and distribute the applicable amounts from the Defect Escrow Account to Seller or Buyer, as applicable, in accordance with the final determination of the Title Arbiter.
8.6    Title Defect Amounts; Limitations on Title Defect Amounts and Title Benefit Amounts. The adjustment to the Base Purchase Price a with respect to a Title Defect (the “Title Defect Amount”) shall be determined as follows:
(a)    if Buyer and Seller agree on the Title Defect Amount, that amount shall be the Title Defect Amount;
(b)    if the Title Defect is a Lien that is liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from Seller’s interest in the affected Conveyed Asset;
(c)    if the Title Defect represents a discrepancy between (i) Seller’s actual Net Royalty Acres for a Fee Property, ORRI or NPRI Property, as applicable, and (ii) the Net Royalty Acres stated on Exhibit A for a Fee Property, Exhibit B for an ORRI Tract, or Exhibit C for an NPRI Property (as applicable, and subject to any depth limitations set forth in Exhibit A, Exhibit B, and Exhibit C for such Fee Property, ORRI or ORRI Tract, or NPRI Property, respectively), then the Title Defect Amount shall be the product of the Allocated Value for the applicable Fee Property, ORRI or NPRI Property (as applicable), multiplied by a fraction, the numerator of which is the decrease between (A) the Net Royalty Acres for the applicable depths of such Fee Property, ORRI Tract or NPRI Property as stated on Exhibit A, Exhibit B or Exhibit C (as applicable) and (B) the actual Net Royalty Acres held by Seller for such Fee Property, ORRI Tract or NPRI Property, and the denominator of which is the Net Royalty Acres stated for the applicable depths of a Fee Property, ORRI Tract or NPRI Property, as applicable, on Exhibit A, Exhibit B or Exhibit C (as applicable); provided that if the Title Defect does not affect the property throughout its entire productive life, the Title Defect Amount determined under this Section 8.6(c) shall be reduced to take into account the applicable time period only;
(d)    if the Title Defect represents an obligation, encumbrance, burden or charge upon or other defect in title to the Conveyed Asset of a type not described in clauses (a), (b), or (c) above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the affected Conveyed Asset, the portion of such Conveyed Asset adversely affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of such Conveyed Asset, the values placed upon the asserted Title Defect by Buyer and Seller and such other factors as are necessary to make a proper evaluation;

(e)    the Title Defect Amount with respect to a Title Defect shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder; and
(f)    notwithstanding anything herein to the contrary, there shall not be any adjustment to the Purchase Price and Buyer shall not be entitled to any further remedy under this Article 8 (i) with respect to any individual Title Defect having a Title Defect Amount less than Thirty-Seven Thousand Five Hundred Dollars ($37,500) (the “Title De Minimis Amount”) and (ii) with respect to any Title Defects which have a Title Defect Amount which exceed the Title De Minimis Amount, until the sum of all such Title Defect Amounts for such Title Defects exceeds one and three-quarters percent (1.75%) of the amount calculated as the Base Purchase Price, and then only to the extent such amounts (excluding all Title Defect Amounts (A) attributable to Title Defects cured by Seller and (B) in respect of Properties that are excluded by Seller pursuant to Section 8.3) actually exceed, in the aggregate, one and three-quarters percent (1.75%) of the amount calculated as the Base Purchase Price (the “Title Deductible”). For the avoidance of doubt, if Seller elects to cure any Title Defect in accordance with Section 8.4, the Title Defect Amount relating to such Title Defect will not be counted towards the Title Deductible unless Seller is unable to cure such Title Defect during the Title Defect Cure Period.
8.7    Title Benefits. If Seller discovers any Title Benefit on or before the expiration of the Title Diligence Period, Seller may, prior to the expiration of the Title Diligence Period, deliver a Notice to Buyer, which shall include (a) a description of the Title Benefit, (b) the Conveyed Asset affected, (c) the Allocated Value of the Conveyed Asset subject to such Title Benefit and (d) the amount by which Seller reasonably believes the Allocated Value of each such Conveyed Asset is increased by such Title Benefit, and the computations and information upon which Seller’s belief is based (such Notice, a “Title Benefit Notice”). With respect to each Conveyed Asset affected by a Title Benefit validly reported hereunder which is agreed to by the Parties or which is finally determined pursuant to the remainder of this Section 8.7, an amount (the “Title Benefit Amount”) equal to the increase in the Allocated Value for such Conveyed Asset caused by such Title Benefit (calculated in a similar manner as the determination of Title Defect Amounts in accordance with the terms of Sections 8.6(a) through (e), mutatis mutandis) will be used to offset the aggregate Title Defect Amount to the extent such aggregate Title Defect Amount exceeds the Title Deductible or calculate the adjustment to the Base Purchase Price pursuant to Section 2.3(d). If, with respect to a Title Benefit, the Parties have not agreed on the amount of the Title Benefit or have not otherwise agreed on the validity of such Title Benefit by Closing, Buyer or Seller shall have the right to elect to have such Title Benefit Amount determined by a Title Arbiter pursuant to and in accordance with the provisions regarding a disputed Title Defect set forth in Section 8.5, mutatis mutandis. If any such Title Benefit Notice is not delivered on or before the Defect Claim Date, Seller shall thereafter be deemed to have forever waived and shall have no right to assert such Title Benefit as the basis for an adjustment to the Base Purchase Price hereunder.
8.8    Acceptance of Title Condition. EXCEPT AS OTHERWISE SET FORTH IN, AND WITHOUT LIMITATION OF THE TERMS OF, THIS AGREEMENT AND OF ANY OTHER DOCUMENT EXECUTED PURSUANT TO THIS AGREEMENT, INCLUDING THE ASSIGNMENT AND DEED, UPON CLOSING, BUYER WILL ACCEPT THE CONVEYED ASSETS AT CLOSING IN THEIR PRESENT CONDITION, “AS IS AND WHERE IS AND WITH ALL FAULTS.” BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT AND IN THE ASSIGNMENT AND DEED OR OTHER DOCUMENTS EXECUTED PURSUANT TO THIS AGREEMENT, SELLER HAS MADE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WRITTEN, ORAL OR OTHERWISE, AS TO THE ACCURACY OR COMPLETENESS OF THE BACKGROUND MATERIALS OR ANY OTHER INFORMATION RELATING TO THE CONVEYED ASSETS FURNISHED BY OR ON BEHALF OF SELLER OR TO BE FURNISHED TO BUYER OR ITS REPRESENTATIVES, INCLUDING SELLER’S INTERNAL APPRAISALS AND INTERPRETIVE DATA.
8.9    Sole and Exclusive Remedy. WITHOUT LIMITATION OF BUYER’S RIGHTS UNDER ARTICLE 10 (INCLUDING BUYER’S RIGHTS WITH RESPECT TO SELLER’S REPRESENTATIONS AND WARRANTIES IN Article 3) OR BUYER’S RIGHTS WITH RESPECT TO THE SPECIAL WARRANTY OF DEFENSIBLE TITLE IN THE ASSIGNMENT AND DEED, BUYER ACKNOWLEDGES AND AGREES THAT THE ONLY REPRESENTATIONS AND COVENANTS BEING MADE BY SELLER WITH RESPECT TO SELLER’S TITLE AND RIGHTS

TO THE CONVEYED ASSETS AND OTHERWISE IN CONNECTION WITH TITLE MATTERS TO THE CONVEYED ASSETS AND UNDERLYING PROPERTIES ARE SET FORTH IN THIS ARTICLE 8 AND THE ASSIGNMENT AND DEED, AND BUYER’S SOLE AND EXCLUSIVE REMEDY WITH RESPECT TO TITLE TO THE CONVEYED ASSETS (A) PRIOR TO THE CLOSING, SHALL BE AS SET FORTH IN THIS ARTICLE 8 AND (B) FROM AND AFTER THE CLOSING, SHALL BE, SUBJECT TO ANY LIMITATIONS CONTAINED HEREIN, PURSUANT TO THE SPECIAL WARRANTY OF TITLE SET FORTH IN THE ASSIGNMENT AND DEED.
ARTICLE 9
TERMINATION
9.1    Termination. At any time prior to the Closing, this Agreement may be terminated and the transactions contemplated hereby abandoned:
(a)    by the mutual consent of Buyer and Seller as evidenced in writing signed by each of Buyer and Seller;
(b)    by Buyer, upon Notice to Seller, if there has been a material breach by Seller of any representation, warranty or covenant contained in this Agreement that has prevented or would prevent the satisfaction of any condition to the obligations of Buyer to consummate the transactions contemplated hereby set forth in Section 7.1 (a “Seller Material Breach”) and, if such Seller Material Breach is of a character that it is capable of being cured, such Seller Material Breach has not been cured by Seller within fifteen (15) days after Notice thereof from Buyer; provided that if at any time after the Target Closing Date or, if the conditions set forth in Section 7.1 have not been satisfied as of the Target Closing Date, the date on which the Closing is contemplated to occur pursuant to Section 2.7, (i) Seller’s conditions to Closing have been satisfied or waived in full (other than such conditions that, on their terms, cannot be satisfied until the Closing), (ii) a Buyer Material Breach is not then in effect, and (iii) Buyer is ready, willing and able to proceed to the Closing, then the refusal or willful delay by Seller to timely close the transactions contemplated by this Agreement shall, for purposes of this Agreement, be deemed to constitute a Seller Material Breach that is not capable of being cured; provided further that Buyer shall not be entitled to terminate this Agreement pursuant to this Section 9.1(b) if Buyer is then in material breach of this Agreement and such breach is a Buyer Material Breach;
(c)    by Seller, upon Notice to Buyer, if there has been a breach by Buyer of any representation, warranty or covenant contained in this Agreement that has prevented or would prevent the satisfaction of any condition to the obligations of Seller to consummate the transactions contemplated hereby set forth in Section 7.2 (a “Buyer Material Breach”) and, if such Buyer Material Breach is of a character that it is capable of being cured, such Buyer Material Breach has not been cured by Buyer within fifteen (15) days after Notice thereof from Seller; provided, that, if at any time after the Target Closing Date or, if the conditions set forth in Section 7.2 have not been satisfied as of the Target Closing Date, the date on which the Closing is contemplated to occur pursuant to Section 2.7, (i) Buyer’s conditions to Closing have been satisfied or waived in full (other than such conditions that, on their terms, cannot be satisfied until the Closing), (ii) a Seller Material Breach is not then in effect and (iii) Seller is ready, willing and able to proceed to the Closing, then the refusal or willful delay by Buyer to timely close the transactions contemplated by this Agreement shall, for purposes of this Agreement, be deemed to constitute a Buyer Material Breach that is not capable of being cured; provided further that Seller shall not be entitled to terminate this Agreement pursuant to this Section 9.1(c) if Seller is then in breach of this Agreement and such breach is a Seller Material Breach;
(d)    by either Buyer or Seller, upon Notice to the other Party, if any Governmental Authority having competent jurisdiction has issued a final, non-appealable Order, decree, ruling or injunction (other than a temporary restraining order) or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or
(e)    by either Buyer or Seller, upon Notice to the other Party, if the transactions contemplated at the Closing have not been consummated by November 30, 2022 (the “Outside Date”); provided that no Party shall be entitled to terminate this Agreement under this Section 9.1(e) if, at the time such Party would otherwise be entitled to exercise such right to terminate this Agreement, such

Party: (i) is in breach of its any representations or warranties set forth in this Agreement or (ii) such Party has failed to perform or observe such Party’s covenants and agreements in this Agreement, in each case of (i) or (ii), in a manner that causes the conditions with respect to the other Party’s obligation to consummate the transactions contemplated by this Agreement set forth in Section 7.1(a) or Section 7.2(a), as applicable, not to be satisfied, or (iii) such Party fails to proceed with the consummation of the transactions contemplated by this Agreement once the applicable conditions in Section 7.1(a) (in the case of a failure by Buyer) or Section 7.2(a) (in the case of a failure by Seller) have been satisfied or waived.
9.2    Effect of Termination.
(a)    In the event of any termination of this Agreement, other than as set forth in this Section 9.2, this Agreement shall forthwith become void and of no further force or effect (except that this Section 9.2, Section 3.10, Section 4.5, Section 5.6 and Article 11, and any defined terms necessary to give meaning to such provisions as written herein shall survive the termination of this Agreement and shall be enforceable by the parties hereto). Without limitation of any rights and obligations of the Parties pursuant to the provisions of this Agreement that continue in full force and effect beyond the termination of this Agreement (as set forth in this Section 9.2), the sole remedies of the Parties with respect to a termination of this Agreement pursuant to Section 9.1 or a failure of Closing to occur shall be the rights set forth in Section 9.2(b), Section 9.2(c), Section 9.2(d) and Section 9.2(e), as applicable, in each case subject to Section 11.11.
(b)    If Seller terminates this Agreement (i) under Section 9.1(c) or (ii) under Section 9.1(e) and, at the time of such termination under Section 9.1(e), (A) Buyer has failed to proceed with the consummation of the transactions contemplated by this Agreement after the conditions in Section 7.1 have been satisfied or waived by Buyer, or (B) the conditions precedent to the obligations of Seller to consummate the transaction contemplated by this Agreement as set forth in Section 7.2(a) are not satisfied solely as a result of the breach or failure of the Buyer’s representations, warranties, covenants or agreements hereunder; then in either case, Seller shall be entitled, as Seller’s sole and exclusive remedy for any breach or failure to perform by Buyer under this Agreement, to receive the Performance Deposit, free of any claims by Buyer or any other Person, and all other rights and remedies arising under this Agreement (except for provisions that survive pursuant to Section 9.2(a), all of which shall remain in full force and effect) shall be expressly waived by Seller. In such event, within two (2) Business Days following such termination, Seller and Buyer shall execute and deliver joint written instructions to the Escrow Agent to disburse the Performance Deposit to Seller. Upon such termination, Seller shall be free immediately to enjoy all rights of ownership of the Conveyed Assets and to sell, transfer, encumber or otherwise dispose of the Conveyed Assets to any Person without any restriction under this Agreement. The Parties agree that, should Seller elect to terminate this Agreement and receive the Performance Deposit as liquidated damages as described herein, such liquidated damages are reasonable considering all of the circumstances existing as of the Execution Date and constitute the Parties’ good faith estimate of the actual damages reasonably expected to result from such termination of this Agreement by Seller.
(c)    If Buyer has the right to terminate this Agreement under (i) Section 9.1(b) or (ii) Section 9.1(e), and at the time Buyer is entitled to terminate under Section 9.1(e), (A) Seller has failed to proceed with the consummation of the transactions contemplated by this Agreement after the conditions in Section 7.2 have been satisfied or waived by Seller or (B) the conditions precedent to the obligations of Buyer to consummate the transaction contemplated by this Agreement as set forth in Section 7.1(a) are not satisfied solely as a result of the breach or failure of the Seller’s representations, warranties, covenants or agreements hereunder, then Buyer shall be entitled to, at its option, either: (1) terminate the Agreement and receive the Performance Deposit, free of any claims by Seller or any other Person, and will have the right to seek to recover its actual direct damages up to an aggregate amount not greater than the Performance Deposit as its sole remedy; or (2) in lieu of termination, enforce specific performance of this Agreement, it being specifically agreed that monetary damages will not be sufficient to compensate Buyer if Buyer determines the same in its sole discretion, in which case Buyer shall not be required to provide any bond or other security in connection with the seeking of an injunction to enforce specifically the terms of this Agreement. With respect to the circumstances in this Section 9.2(c), nothing herein shall be construed to prohibit Buyer from first seeking to enforce (and Buyer shall be entitled to first seek to enforce) specific performance, but thereafter terminating this Agreement and then having Buyer receive the Performance Deposit and all actual direct damages available to Buyer under this Section 9.2(c) in lieu of enforcing its right to specific performance under this Section 9.2(c). In the event Buyer elects the option in clause (A) in this Section 9.2(c), Seller and Buyer shall, within two (2) Business Days following such termination, execute and deliver joint written instructions to the Escrow Agent to disburse the Performance Deposit to Buyer.
(d)    If this Agreement is terminated for any reason other than as described in Section 9.2(b) or Section 9.2(c), (i) this Agreement shall terminate automatically (subject to Section 9.2(a)), (ii) Buyer shall be entitled to receive the Performance Deposit, free of any claims by Seller or any other Person with respect thereto, and (iii) Seller shall be free immediately to enjoy all rights of ownership of the Conveyed Assets and to sell, transfer, encumber or otherwise dispose of the Conveyed Assets to any Person without any restriction under this Agreement. Within two (2) Business Days following the termination of the type set forth in this Section 9.2(d), Seller and Buyer shall execute and deliver joint written instructions to the Escrow Agent to disburse the Performance Deposit to Buyer. The Confidentiality Agreement shall not be affected by a termination of this Agreement.
(e)    Upon termination of this Agreement, (i) Buyer shall return to Seller or destroy (at Buyer’s option) all Due Diligence Information furnished by Seller to Buyer and (ii) an officer of Buyer shall certify Buyer’s compliance with preceding clause (i) to Seller in writing.
ARTICLE 10
ASSUMPTION; INDEMNIFICATION; SURVIVAL
10.1    Assumption by Buyer; Retention by Buyer. Without limiting Buyer’s rights to indemnity under this Article 10, in the event that the Closing occurs, from and after Closing, Buyer shall assume and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid and discharged) all liabilities, damages, duties, or obligations, known or unknown, arising from, based upon, related to or associated with the Conveyed Assets and the ownership or management thereof, whether arising before, on or after the Effective Time (all of said obligations and liabilities, the “Assumed Obligations”). Notwithstanding the terms of this Section 10.1, the Assumed Obligations shall not include, and Seller shall be responsible for and shall retain, fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid and discharged) any liabilities, damages, Losses, duties, or obligations to the extent they are attributable to, arise out of or in connection with, or are based upon the Specified Liabilities.
10.2    Seller’s Indemnification. Upon the consummation of the Closing, each Seller, severally, but not jointly, hereby agrees to pay, defend, indemnify, reimburse and hold harmless Buyer, its Affiliates and its and their respective directors, partners, members, owners, managers, officers, agents, attorneys, employees and Representatives (the “Buyer Indemnified Parties”) for, from and against any Loss incurred, suffered, paid by or resulting to any of the Buyer Indemnified Parties and which results from, arises out of or in connection with, is based upon, or exists by reason of the following:
(a)    any breach of or default in any representation or warranty of Seller set forth Article 3;
(b)    any failure by Seller to perform any covenant or obligation set forth in this Agreement; and
(c)    the Specified Liabilities.
10.3    Buyer’s Indemnification. Upon the consummation of the Closing, Buyer hereby agrees to pay, defend, indemnify, reimburse and hold harmless Seller, its Affiliates and its and their respective directors, partners, members, owners, managers, officers, agents, attorneys, employees and Representatives (the “Seller Indemnified Parties”) for, from and against any Loss incurred, suffered, paid by or resulting to any of the Seller Indemnified Parties and which results from, arises out of or in connection with, is based upon, or exists by reason of the following:
(a)    any breach of or default in any representation or warranty of Buyer set forth in this Agreement;

(b)    any failure by Buyer to perform any covenant or obligation set forth in this Agreement; and
(c)    any of the Assumed Obligations.
10.4    Limitations on Indemnity Obligations.
(a)    No individual claim of Buyer or the Buyer Indemnified Parties pursuant to Section 10.2(a) (other than with respect to breaches of Seller’s Fundamental Representations or the representations and warranties set forth in Section 3.5) shall be made hereunder unless such individual claim exceeds an amount equal to Thirty-Seven Thousand Five Hundred Dollars ($37,500) (the “Individual Claim Threshold”). Without limiting the foregoing, Seller shall not have any liability for any indemnification under Section 10.2(a) (other than with respect to breaches of Seller’s Fundamental Representations or the representations and warranties set forth in Section 3.5), unless the aggregate amount of such claims which exceed the Individual Claim Threshold, exceeds one and three-quarters percent (1.75%) of the amount calculated as the Base Purchase Price (the “Indemnity Deductible”). If the total amount of all of Buyer’s or the Buyer Indemnified Parties’ individual claims which exceed the Individual Claim Threshold exceed the Indemnity Deductible, then Seller’s obligations under Section 10.2 shall be limited to the amount by which the aggregate amount of such individual claims exceed the Indemnity Deductible.
(b)    In no event will Seller’s aggregate liability with respect to Seller’s indemnity obligations pursuant to Section 10.2(a) (other than with respect to breaches of Seller’s Fundamental Representations or the representations and warranties set forth in Section 3.5) exceed twenty-five percent (25%) of the amount calculated as the Base Purchase Price. In no event will a Seller’s aggregate liability under this Agreement exceed one hundred percent (100%) of the Purchase Price.
(c)    Any claim for indemnity to which a Seller Indemnified Party or Buyer Indemnified Party is entitled must be asserted by and through Seller or Buyer, as applicable. The amount of any indemnification provided under Section 10.2 and Section 10.3 shall be reduced by any amounts actually recovered by the Indemnified Person under insurance policies or otherwise from Third Parties, net of any collection costs, and excluding any insurance underwritten by the Indemnified Parties; provided, however, that no Party shall be required to seek recovery under any policy of insurance or right of indemnity or other right as a condition to indemnification hereunder.
(d)    Notwithstanding anything stated herein to the contrary, Seller will not have any liability to Buyer or Buyer Indemnified Parties and Buyer will not have any liability to Seller or Seller Indemnified Parties under this Article 10 to the extent a specific adjustment has already been made to the Purchase Price or payment made under the terms of this Agreement with respect to such item. Notwithstanding anything to the contrary contained in this Agreement, except for the rights of the Parties under Section 5.2, Article 8 and Article 9, as applicable, and without limiting the special warranty of Defensible Title in the Assignment and Deed, this Article 10 contains the Parties’ exclusive remedy against each other with respect to breaches of the representations, warranties, covenants and agreements in Article 3, Article 4, and Section 5.1, and the affirmations of such representations, warranties, covenants and agreements contained in the certificate delivered by each Party at the Closing pursuant to Section 2.8(a)(ii) or Section 2.8(b)(iii), as applicable. Except for the remedies contained in this Article 10 and any other remedies available to the Parties at Law or in equity for breaches of this Agreement other than the representations, warranties, covenants and agreements in Article 3, Article 4, and Section 5.1, and the affirmations of such representations, warranties, covenants and agreements contained in the certificate delivered by each Party at the Closing pursuant to Section 2.8(a)(ii) or Section 2.8(b)(iii), as applicable, and without limiting the special warranty of Defensible Title in the Assignment and Deed, upon Closing, each Party (on behalf of itself, the Buyer Indemnified Parties or the Seller Indemnified Parties, as applicable, and its and their respective successors in interest) releases, waives, remises and forever discharges the other Party and its respective Buyer Indemnified Parties or Seller Indemnified Parties, as applicable, from any and all Losses, in Law or in equity, known or unknown, which such parties might now or subsequently may have, based on, relating to or arising out of this Agreement or the other Party’s ownership or use of the Conveyed Assets, EVEN IF CAUSED IN WHOLE OR IN PART BY THE

NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT, BUT EXCLUDING THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT), OF ANY RELEASED PERSON.
(e)    The Parties shall treat, for Tax purposes, any amounts paid pursuant to this Article 10 as an adjustment to the unadjusted Purchase Price, to the maximum extent permitted by applicable Law.
10.5    Extent of Indemnification. WITHOUT LIMITING OR ENLARGING THE SCOPE OF THE INDEMNIFICATION, DEFENSE AND ASSUMPTION PROVISIONS SET FORTH IN THIS AGREEMENT, TO THE FULLEST EXTENT PERMITTED BY LAW, AN INDEMNIFIED PERSON SHALL BE ENTITLED TO INDEMNIFICATION HEREUNDER IN ACCORDANCE WITH THE TERMS OF SECTION 10.2 OR SECTION 10.3, REGARDLESS OF WHETHER THE ACT, OCCURRENCE OR CIRCUMSTANCE GIVING RISE TO ANY SUCH INDEMNIFICATION OBLIGATION IS THE RESULT OF THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY, BREACH OF DUTY (STATUTORY OR OTHERWISE), OR OTHER FAULT OR VIOLATION OF ANY LAW OF OR BY ANY SUCH INDEMNIFIED PERSON; PROVIDED THAT NO SUCH INDEMNIFICATION SHALL BE APPLICABLE TO THE EXTENT OF ANY GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE INDEMNIFIED PERSON.
10.6    Survival. The survival periods for the various representations, warranties, covenants and agreements contained herein shall be as follows: (a) Fundamental Representations shall survive the Closing indefinitely; (b) Seller’s representations and warranties in Section 3.5 shall survive the Closing until thirty (30) days after the expiration of the applicable statute of limitations; (c) all of Seller’s representations and warranties other than Seller’s Fundamental Representations and the representations and warranties in Section 3.5 shall survive the Closing for eighteen (18) months; (d) Buyer’s representations and warranties, other than Buyer’s Fundamental Representations, shall survive the Closing for eighteen (18) months; (e) all covenants and agreements of the Parties in Article 6 shall survive the Closing until thirty (30) days after the expiration of the applicable statute of limitations; and (f) all other covenants and agreements of the Parties (i) that are required to be performed at or prior to Closing shall survive the Closing for twelve (12) months and (ii) that are required to performed after the Closing shall survive until fully performed. Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration; provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date prescribed herein. The indemnities in Section 10.3(c) shall survive from and after the Closing without time limit. The indemnities in Section 10.2(c) (A) other than with respect to Seller Taxes, shall survive the Closing for twenty-four (24) months and (B) with respect to Seller Taxes, shall survive the Closing until thirty (30) days after the expiration of the applicable statute of limitations. All indemnities herein other than those in Section 10.3(c) and Section 10.2(c) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to the indemnification thereto (as specified herein), in each case, except as to matters for which a written claim for indemnity has been delivered to the indemnifying Person in accordance with this Agreement on or before such termination date. The special warranty of Defensible Title in the Assignment and Deed will survive the Closing for forty-eight (48) months and shall be limited to the number of Net Royalty Acres set forth in the exhibits thereto, after taking into account any Title Defects.
10.7    Exclusive Remedy. Notwithstanding anything to the contrary contained in this Agreement, from and after Closing, Section 10.2, Section 10.3, and the special warranty of Defensible Title set forth in the Assignment and Deed, the covenants that are to be performed after Closing by the express terms thereof, contain the Parties’ exclusive remedies against each other with respect to the transactions contemplated by this Agreement, including breaches of the representations, warranties, covenants and agreements of the Parties contained in this Agreement or in any document or certificate delivered pursuant to this Agreement, in each case, other than fraud. Except as specified in Section 10.2 and the special warranty of Defensible Title set forth in the Assignment and Deed, effective as of Closing, Buyer, on its own behalf and on behalf of Buyer Indemnified Parties, releases, remises and forever discharges Seller and its Affiliates and all of such Persons’ equity holders, partners, members, directors, officers, employees, agents, advisors, and representatives from any and all suits, legal or administrative

Proceedings, claims, demands, damages, Losses, costs, liabilities, interest or causes of action whatsoever, at Law or in equity, known or unknown, which Buyer or the Buyer Indemnified Parties might now or subsequently have, based on, relating to or arising out of this Agreement, the transactions contemplated by this Agreement, the ownership or use of any of the Conveyed Assets prior to Closing or the condition, quality, status or nature of any of the Conveyed Assets prior to Closing.
10.8    Additional Limitations. Notwithstanding anything herein or in any document to be delivered by Seller at Closing to the contrary, solely for purposes of calculating the amount of any Loss for which Seller is obligated to indemnify Buyer or any Buyer Indemnified Party under Section 10.2 with respect to breaches of Seller’s representations and warranties contained in Article 3 other than Seller’s Fundamental Representations (but, in all cases, not for purposes of determining if any of Seller’s representations or warranties have been breached), any qualifiers as to materiality, Material Adverse Effect or material adverse effect set forth in any such representation or warranty shall be disregarded.
10.9    Indemnification Procedure. All claims for indemnification under this Article 10 shall be asserted and resolved as follows:
(a)    For purposes of this Article 10, the term “Indemnifying Person” when used in connection with particular Loss shall mean the Person having an obligation to indemnify another Person or Persons with respect to such Loss pursuant to this Article 10, and the term “Indemnified Person” when used in connection with particular Loss shall mean a Person having the right to be indemnified with respect to such Loss pursuant to this Article 10 (including, for the avoidance of doubt, the Seller Indemnified Parties and the Buyer Indemnified Parties).
(b)    To make a claim for indemnification under this Article 10, an Indemnified Person shall notify the Indemnifying Person of its claim, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Person (a “Claim”), the Indemnified Person shall provide its Claim Notice promptly after the Indemnified Person has actual knowledge of the Claim and shall enclose a complete copy of all papers (if any) served with respect to the Claim; provided that the failure of any Indemnified Person to give notice of a Claim as provided in this Section 10.9 shall not relieve the Indemnifying Person of its obligations under this Article 10, except to the extent such failure results in insufficient time being available to permit the Indemnifying Person to effectively defend against the Claim or otherwise materially prejudices the Indemnifying Person’s ability to defend against the Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant, or agreement contained in this Agreement, the Claim Notice shall specify the representation, warranty, covenant, or agreement that was inaccurate or breached and the basis of such inaccuracy or breach.
(c)    In the case of a claim for indemnification based upon a Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Person whether it admits or denies its obligation, if any, to defend and indemnify the Indemnified Person against such Claim under this Article 10. If the Indemnifying Person does not notify the Indemnified Person within such thirty (30) day period regarding whether the Indemnifying Person admits or denies its obligation to defend the Indemnified Person, it shall be conclusively deemed to have denied its obligation, if any. The Indemnified Person is authorized, prior to and during such thirty (30) day period but prior to the Indemnifying Person admitting (or being deemed to have admitted such obligation pursuant to this Section 10.9(c)) its obligation to provide indemnification with respect to the matter in question, to file any motion, answer, or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Person and that is not prejudicial to the Indemnifying Person.
(d)    If the Indemnifying Person admits its obligation, it shall have the right and obligation to diligently defend and indemnify, at its sole cost and expense, the Claim with counsel of the Indemnifying Person’s choosing (provided the Indemnified Person shall have the right to object to any counsel based on a legal conflict of interest). The Indemnifying Person shall have full control of such defense and proceedings, including any compromise or settlement thereof, except as provided below. If requested by the Indemnifying Person, the Indemnified Person agrees to cooperate in contesting any Claim which the Indemnifying Person elects to contest (provided, however, that the Indemnified Person shall not be required to bring any counterclaim or cross-complaint against any Person). The Indemnified Person may participate in, but not control, any defense or settlement of any Claim controlled by the Indemnifying Person pursuant to this Section 10.9(d). An Indemnifying Person shall not, without the written consent of the Indemnified Person, settle any Claim or consent to the entry of any judgment with respect thereto that (i) does not result in a final, non-appealable, resolution of the Indemnified Person’s liability with respect to the Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Person from all further liability in respect of such Claim) or (ii) may adversely affect or limit the activity of the Indemnified Person (other than as a result of money damages covered by the indemnity).
(e)    If the Indemnifying Person does not admit its obligation or admits its obligation but fails to diligently defend, indemnify against, or settle the Claim, then the Indemnified Person shall have the right to defend against the Claim (at the sole cost and expense of the Indemnifying Person, if the Indemnified Person is entitled to indemnification hereunder), with counsel of the Indemnified Person’s choosing (provided the Indemnifying Person shall have the right to object to any counsel based on a legal conflict of interest), subject to the right of the Indemnifying Person to admit its obligation to indemnify the Indemnified Person and assume the defense of the Claim at any time prior to settlement or final, non-appealable determination thereof. If the Indemnifying Person has not yet admitted its obligation to defend and indemnify the Indemnified Person, the Indemnified Person shall send written notice to the Indemnifying Person of any proposed settlement and the Indemnifying Person shall have the option for ten (10) days following receipt of such notice to (i) admit in writing its obligation for indemnification with respect to such Claim and (ii) if its obligation is so admitted, assume the defense of the Claim, including the power to reject the proposed settlement. If the Indemnified Person settles any Claim over the objection of the Indemnifying Person after the Indemnifying Person has timely admitted its obligation for indemnification in writing, the Indemnified Person shall be deemed to have waived any right to indemnity therefor.
(f)    In the case of a claim for indemnification not based upon a Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to (i) cure the Losses complained of, (ii) admit its obligation to provide indemnification with respect to such Losses, or (iii) dispute the claim for such Losses. If the Indemnifying Person does not notify the Indemnified Person within such thirty (30) day period that it has cured the Losses or that it disputes the claim for such Losses, the Indemnifying Person shall be conclusively deemed to have disputed the Claim for such Losses.
ARTICLE 11
OTHER PROVISIONS
11.1    Notices. All notices, consents, waivers and other communications under this Agreement must be in writing (“Notices”) and shall be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by electronic mail with receipt acknowledged, with the receiving Party affirmatively obligated to promptly acknowledge receipt during normal business hours on a Business Day (otherwise, on the next Business Day) or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate recipients and addresses set forth below (or to such other recipients or addresses as a Party may from time to time designate by Notice in writing to the other Party):
If to Buyer, to:
BRIGHAM MINERALS, LLC
5914 W. Courtyard Dr., Suite 200
Austin, Texas 78730
Attention: Brad Burris
Telephone: 512-220-2190
Email: bburris@brighamminerals.com

With a copy (which shall not constitute notice) to:
Alston & Bird

301 Commerce, Suite 3635
Fort Worth, Texas 76102
Attention: Gaye Lentz
Telephone: 682-354-2015
Email: gaye.lentz@alston.com
If to Seller, to:
Avant Royalties, LP
Avant Royalties II, LP
Avant Royalties II Sidecar Fund, LP
1515 Wynkoop Street, Suite 700
Denver, Colorado 80202
Attention:     Jacob Nagy, Co-CEO
Telephone:     720-746-5053
E-mail:     jacob@avantnr.com
With a copy (which shall not constitute notice) to:
Sanders Bajwa LLP
919 Congress Avenue, Suite 1305
Austin, Texas 78701
Attention: Joe T. Sanders II
Telephone: 512-535-5241
Email: jsanders@sandersbajwa.com
or to such other address or addresses as the Parties may from time to time designate in writing.
11.2    Assignment. Neither Party shall assign or otherwise transfer all or any part of this Agreement to any Third Party, nor shall either Party delegate any of its rights or duties hereunder to any Third Party, without the prior written consent of the other Party (not to be unreasonably withheld, conditioned or delayed) and any transfer or delegation made without such consent shall be void ab initio. Any assignment of this Agreement permitted by this Section 11.2 shall be made subject to the obligations contained in this Agreement and such assignment shall not relieve the assigning Party of any obligations and responsibilities hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.
11.3    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any electronic copies hereof or signature hereon shall, for all purposes, be deemed originals.
11.4    Entire Agreement. This Agreement (together with the schedules attached hereto, the Disclosure Schedule and exhibits to this Agreement), the Assignment and Deed and the other documents executed pursuant to this Agreement constitute the entire agreement among the Parties and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the transactions contemplated hereby. Upon Closing, the Confidentiality Agreement shall automatically terminate, except with respect to Conveyed Assets that become Excluded Assets, effective as of the Closing Date, or if Closing does not occur, the Confidentiality Agreement shall survive in accordance with its terms.
11.5    Disclosure Schedules.
(a)    Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedule shall have the respective meanings assigned in this Agreement. No reference to or disclosure of any item or other matter in the Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedule. No disclosure in the Disclosure Schedule relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedule shall not be deemed to be an admission or acknowledgment by Seller, in and of itself, that such information is material to or outside the ordinary course of the business of Seller or required to be disclosed on the Disclosure Schedule. The disclosures in the Disclosure Schedule are to be taken as relating to the representations and warranties herein as a whole, notwithstanding the fact that the Disclosure Schedule is arranged by sections corresponding to the sections in this Agreement or that a particular section of this Agreement makes reference to a specific section of the Disclosure Schedule and notwithstanding that a particular representation and warranty may not make a reference to the Disclosure Schedule.
(b)    Seller shall have the continuing right from the Execution Date until Closing to add, supplement or amend the Disclosure Schedules relating to the representations and warranties set forth in Article 3 with respect to any matters first occurring subsequent to the Execution Date which, if existing or known at the Execution Date or thereafter, would have been required to be set forth or described in such Disclosure Schedules. However, all such amendments or supplements shall be disregarded for the purpose of determining whether the condition to Buyer’s obligation to close the transaction pursuant to Section 7.1(a) has been satisfied. If Seller has amended or supplemented its Disclosure Schedules pursuant to this Section 11.5, and, based upon the matters relating to such supplements, Buyer’s obligation to close the transaction pursuant to Section 7.1(a) has not been satisfied but Buyer nevertheless elects to close the transactions contemplated hereunder, Buyer will be deemed to have waived the matters relating to such supplements in regard to Buyer’s obligation to close and shall not be entitled to make a claim under this Agreement with respect to any such matter.
11.6    Amendments; Waivers. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing which makes reference to this Agreement executed by each Party. Any failure by any Party to comply with any of its obligations, agreements, or conditions herein contained may be waived by the Party to whom such compliance is owed by an instrument referencing this Agreement signed by the Party to whom compliance is owed and expressly identified as a waiver, but not in any other manner. No course of dealing on the part of Seller or Buyer, or their respective Affiliates and its and their respective former, current and future partners, members, shareholders, owners, officers, directors, managers, employees, agents and representatives or any failure by Seller or Buyer to exercise any of its rights under this Agreement shall operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.
11.7    Publicity. If any Party wishes to make a press release or other public announcement respecting this Agreement or the transactions contemplated hereby, such Party will provide the other Party with a draft of the press release or other public announcement for review at least two (2) days prior to the time that such press release or other public announcement is to be made. The Parties will attempt in good faith to expeditiously reach agreement on such press release or other public announcement and the contents thereof. Failure to provide comments back to the other Party within one (1) days of receipt of the draft release or announcement will be deemed consent to the public disclosure of such press release or other public announcement and the content thereof. Seller and Buyer shall each be liable for the compliance of their respective Affiliates with the terms of this Section 11.7. Notwithstanding anything to the contrary in this Section 11.7, no Party shall issue a press release or other public announcement that includes the name (or makes reference to the capital sponsor) of a non-releasing Party or its Affiliates without the prior written consent of such non-releasing Party (which consent may be withheld in such non-releasing Party’s sole discretion). Notwithstanding the foregoing, nothing in this Agreement restricts any disclosures by Buyer or Seller that are required by applicable securities or other Laws or regulations, or the applicable rules of any stock exchange having jurisdiction over the disclosing Party or its Affiliates; provided that (a) such disclosures are limited to those disclosures so required and (b) to the extent possible, the disclosing Party provides the other Party with prior written notice of the disclosure and a reasonable opportunity to provide comments thereon.

11.8    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties to the greatest extent legally permissible.
11.9    Specific Performance. Subject to Section 10.4(d) and Section 11.10, from and after Closing, if either Seller or Buyer violates or fails or refuses to perform any covenant or agreement made by Seller or Buyer (as applicable) in this Agreement, the nonbreaching Party, subject to the terms of this Agreement and in addition to any remedy at Law for damages or other relief permitted under this Agreement, may institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief, without the necessity of proving actual damages or posting of a bond. Each of Seller and Buyer hereby acknowledges and agrees that the rights of the other to consummate the transactions contemplated by this Agreement are special, unique and of extraordinary character and that, if any Seller or Buyer violates or fails or refuses to perform any covenant or agreement made by it in this Agreement, the nonbreaching Party (in the case of Buyer) or Parties (in the case of Seller) may be without an adequate remedy at Law.
11.10    Governing Law; Jurisdiction; Venue; Jury Waiver; Binding Arbitration.
(a)    This Agreement and any other transaction documents delivered pursuant hereto and the legal relations between the Parties shall be governed and construed in accordance with the laws of the State of Texas, without giving effect to principles of conflicts of laws that would result in the application of the laws of another jurisdiction.
(b)    Except with respect to any matter that is subject to resolution by the Closing Statement Accountant pursuant to Section 2.9 or the title resolution provisions set forth in Section 8.5, as applicable, the Parties agree that any and all disputes or claims by any Party arising from or related to this Agreement that cannot be amicably settled, will be determined solely and exclusively by arbitration in accordance with the Federal Arbitration Act and using the rules of the American Arbitration Association or any successor thereof when not in conflict with such act; provided, however, that nothing contained in this Section 11.10 shall limit any Party’s right to bring (i) post-arbitration actions seeking to enforce an arbitration award or (ii) actions seeking injunctive or other similar relief under Section 11.9.  Arbitration will take place at an appointed time and place in Austin, Texas, at a mutually agreeable and neutral venue. The Parties to the dispute will attempt in good faith to agree on a single impartial arbitrator. If such Parties cannot agree on a single impartial arbitrator, each Party to the dispute will select one (1) impartial arbitrator, and the two (2) so designated will select a third (3rd) impartial arbitrator.  If either Party to the dispute should fail to designate an arbitrator within fourteen (14) days after arbitration is requested, or if the two (2) arbitrators should fail to select a third arbitrator within thirty (30) days after arbitration is requested, then an arbitrator will be selected in accordance with the Commercial Arbitration Rules of the American Arbitration Association.  Each arbitrator will have at least ten (10) years’ experience in the oil and gas industry in the State of Texas.  Discovery will be made pursuant to the Federal Rules of Civil Procedure.  The final hearing on the matter will be held within six (6) months after the date the Parties to the dispute agree on a single arbitrator or the selection of the third (3rd) arbitrator, as applicable (such date, the “Arbitration Commencement Date”) and a final decision with a written opinion stating the reasons therefor will be rendered within fourteen (14) days after the conclusion of the testimony at the final hearing, which written opinion shall be final and binding; provided, however, that Seller will have the exclusive right, in its sole discretion, to require that (A) discovery be completed by a specific date, which date must be at least forty-five (45) days after the Arbitration Commencement Date, or (B) the final hearing be commenced by a date earlier than six (6) months after the Arbitration Commencement Date, which date must be at least sixty (60) days after the Arbitration Commencement Date. The prevailing Party in the arbitration proceeding shall recover all reasonable and necessary attorneys’ fees and costs, including, but not limited to, all attorneys’ fees, expert witness fees, court reporter fees, support staff fees, arbitration venue fees, and arbitrator fees.  A Party need not be awarded any damages to be considered the prevailing Party, and a Party need not succeed on all or any affirmative claims to be considered the prevailing Party.  The Parties irrevocably waive their right to any form of appeal, review or recourse to any state court or other judicial authority, insofar as such waiver may be validly made.  Judgment upon an award of the majority of the arbitrators will be binding.  Judgment on the award may be entered and enforced by any court of competent jurisdiction.  In no event, may the arbitrators award damages that have been waived under this Agreement.  The arbitration process will be kept confidential and such conduct, statements, promises, offers, views and opinions will not be discoverable or admissible in any legal Proceeding for any purpose, except to the extent reasonably necessary to enforce the final decision of the arbitrators.
(c)    FOR PURPOSES OF (I) ANY POST-ARBITRATION ACTIONS SEEKING TO ENFORCE AN ARBITRATION AWARD UNDER THIS AGREEMENT OR (II) ACTIONS SEEKING INJUNCTIVE OR OTHER SIMILAR RELIEF UNDER SECTION 11.9, THE VENUE FOR ANY SUCH ACTION BROUGHT UNDER THIS AGREEMENT SHALL BE TRAVIS COUNTY, TEXAS. EACH PARTY CONSENTS TO PERSONAL JURISDICTION IN ANY ACTION BROUGHT IN THE UNITED STATES FEDERAL COURTS LOCATED WITHIN TRAVIS COUNTY, TEXAS (OR, IF JURISDICTION IS NOT AVAILABLE IN THE UNITED STATES FEDERAL COURTS, TO PERSONAL JURISDICTION IN ANY ACTION BROUGHT IN THE STATE COURTS LOCATED IN TRAVIS COUNTY, TEXAS) WITH RESPECT TO ANY DISPUTE, CLAIM OR CONTROVERSY ARISING OUT OF OR IN RELATION TO OR IN CONNECTION WITH THIS AGREEMENT, AND EACH OF THE PARTIES AGREES THAT ANY ACTION INSTITUTED BY IT AGAINST THE OTHER WITH RESPECT TO ANY SUCH DISPUTE, CONTROVERSY OR CLAIM WILL BE INSTITUTED EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF TEXAS. THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANOTHER IN ANY MATTER WHATSOEVER ARISING OUT OF OR IN RELATION TO OR IN CONNECTION WITH THIS AGREEMENT. IN ADDITION, EACH PARTY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION IN THE RESPECTIVE JURISDICTIONS REFERENCED IN THIS SECTION.
11.11    Limitation on Damages. Notwithstanding anything to the contrary contained herein but without limitation of Section 9.2, neither Buyer nor Seller, nor any of their respective Affiliates shall be entitled to consequential, special, or punitive damages in connection with this Agreement and the transactions contemplated hereby (other than consequential, special, or punitive damages suffered by Third Parties for which responsibility is allocated between the Parties) or lost profits (other than lost profits that constitute direct damages) and Buyer and Seller, for themselves and on behalf of their respective Affiliates, hereby expressly waive any right to consequential, special, or punitive damages or lost profits (other than lost profits that constitute direct damages) in connection with this Agreement and the transactions contemplated hereby (other than consequential, special, or punitive damages suffered by Third Parties for which responsibility is allocated between the Parties).
11.12    No Recourse. Except as provided in Article 10 and this Section 11.12, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement. All claims, obligations, liabilities or causes of action (whether in contract or in tort, in law or in equity or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with or relate in any manner to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with or as an inducement to, this Agreement) and the transactions contemplated hereby, may be made only against (and such representations and warranties are those solely of) the Parties, and their applicable successors or assigns, (the “Contracting Parties”). No Person who is not a Contracting Party, including any past, present or future director, officer, employee, incorporator, member, partner, manager, equity holder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any Contracting Party, or any past, present or future director, officer, employee, incorporator, member, partner, manager, equity holder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates,” provided none of the foregoing shall be a Nonparty Affiliate to the extent such Person is a successor or permitted assign of a Contracting Party), shall have any liability

(whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to this Agreement or the transactions contemplated hereby or based on, in respect of or by reason of this Agreement or its negotiation, execution, performance or breach of this Agreement and the transactions contemplated hereby, and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in connection with, or as an inducement to, this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each of the Parties as of the date first above written.

SELLER:
AVANT ROYALTIES, LP

By: Avant Royalties GP, LLC, its General Partner

By:	/s/ Jacob Nagy
Name:	Jacob Nagy
Title:	Member

AVANT ROYALTIES II, LP

By: Avant Royalties II GP, LLC, its General Partner

By:	/s/ Jacob Nagy
Name:	Jacob Nagy
Title:	Member

AVANT ROYALTIES II SIDECAR FUND, LP

By: Avant Royalties II Sidecar Fund GP, LLC, its General Partner

By:	/s/ Jacob Nagy
Name:	Jacob Nagy
Title:	Member

Signature Page to
Purchase and Sale Agreement

    IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each of the Parties as of the date first above written

BUYER:

BRIGHAM MINERALS, LLC

By:	/s/ Robert M. Roosa
Name:	Robert M. Roosa
Title:	Chief Executive Officer

Signature Page to
Purchase and Sale Agreement